AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2000.

                                                     REGISTRATION NO. 333-38328


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                                 Amendment 1
                                      To

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                                OHIO LEGACY CORP
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                    Ohio                                   6021                                 34-1903890
--------------------------------------    -------------------------------------   -------------------------------------
        (State or other Jurisdiction            (Primary Standard Industrial                 (I.R.S. Employer
      of Incorporation or Organization)          Classification Code Number)                Identification No.)

                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691
                                 (330) 263-1955

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                 L. DWIGHT DOUCE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691
                                 (330) 263-1955

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------

                                                          Copies to:
                   M. PATRICIA OLIVER, ESQ.                                             KEVIN C. O'NEIL
               SQUIRE, SANDERS & DEMPSEY L.L.P.                                     BROUSE MCDOWELL, L.P.A.
               4900 KEY TOWER, 127 PUBLIC SQUARE                                   500 FIRST NATIONAL TOWER
                  CLEVELAND, OHIO 44114-1304                                           AKRON, OHIO 44308
                        (216) 479-8500                                                  (330) 535-5711

                             -----------------------

                  Approximate date of proposed sale to public:
 As soon as practicable after the effective date of this Registration Statement.
                             -----------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                      DOLLAR        PROPOSED MAXIMUM       PROPOSED MAXIMUM
                 TITLE OF EACH                     AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
     CLASS OF SECURITIES TO BE REGISTERED           REGISTERED          SECURITY                 PRICE           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------

Common Shares, without par value (1)........        1,200,000            $10.00               $12,000,000            $3,336.00(5)
----------------------------------------------------------------------------------------------------------------------------------
Warrants (2)................................         150,000
----------------------------------------------------------------------------------------------------------------------------------
Warrants (3)................................         240,000
----------------------------------------------------------------------------------------------------------------------------------
Common Shares, without par value (4)........         390,000             $10.00               $ 3,900,000            $1,030.00(5)

----------------------------------------------------------------------------------------------------------------------------------

(1) The existing 1,200,000 shares represent the shares offered to the public in the offering.
(2) Warrants will be awarded to the organizers and each warrant may be used to purchase common stock in the future at $10.00 per share.
(3) Each purchaser of common stock in this offering will receive one warrant for every five common shares purchased.
(4) The 390,000 shares represent the shares underlying the warrants granted to the organizers and warrants which will be issued to the public.

(5) We previously paid the $4,366 registration fee with our initial filing on June 1, 2000.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                OHIO LEGACY CORP

      900,000 TO 1,200,000 COMMON SHARES TO THE PUBLIC AT $10.00 PER SHARE 180,000 TO 240,000 WARRANTS TO THE PUBLIC EXERCISABLE AT $10.00 PER SHARE
    UP TO 150,000 WARRANTS TO THE ORGANIZERS EXERCISABLE AT $10.00 PER SHARE
                                                         [OHIO LEGACY BANK LOGO]

                               ------------------

     We are offering for sale a minimum of 900,000 common shares and a maximum of 1,200,000 shares to the public at a price of $10.00 per share with this prospectus to fund the start-up of a new community bank to be named Ohio Legacy Bank, National Association. Each purchaser of our common stock will receive one warrant for every five shares purchased. Subject to our earlier call, each warrant will represent the right of the holder to purchase one common share at a price of $10.00 at any time within seven years following the opening of the bank. Ohio Legacy Corp will be the holding company and sole shareholder of Ohio Legacy Bank. Ohio Legacy Bank will initially have banking centers located in Wayne and Stark County, Ohio and we expect to open for business in the third quarter of 2000. The minimum subscription is 500 shares or $5,000. This is our initial public offering and there is no existing market for our shares. We have no current plans to list our common shares on any market. After this offering, there will be no public market for our shares.


     Our organizers have invested significant time and effort to form Ohio Legacy and have already invested $135,000 by purchasing 135 shares at $1,000 per share, prior to this offering. Immediately prior to the closing of this offering, there will be to a 100 to 1 stock split regarding the 135 shares. We expect our organizers and executive officers to purchase approximately 272,000 shares, including the 13,500 shares purchased prior to this offering, for a total investment of $2,720,000. In recognition of the financial risk and efforts taken in organizing Ohio Legacy, we expect to grant the organizers up to an aggregate of 150,000 warrants which will vest in approximately equal percentages each year over the initial three years of operations. These warrants will be in addition to any other warrants received in connection with the purchase of shares in this offering. Organizers will receive warrants based upon their contribution to Ohio Legacy, subject, however, to an individual limit of 18,000 warrants and an overall limit of 150,000 warrants. See "Capitalization" on page 20.



     McDonald Investments Inc. and Trident Securities, a division of McDonald Investments Inc., have agreed to serve as our sales agents and use their best efforts to solicit subscriptions for our shares. The offering is scheduled to end on August 8, 2000, but we may extend the offering by an additional thirty days. All of the money which we receive will be placed with our escrow agent, Key Trust Company, who will hold the money until we sell at least 900,000 shares. If we do not succeed in selling at least 900,000 shares before the end of the offering period, we will promptly return all funds received to the subscribers with interest.

                               ------------------

                             TERMS OF THE OFFERING


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                               MINIMUM OFFERING                          MAXIMUM OFFERING
                                   -----------------------------------------------------------------------------------
                                        PER SHARE              TOTAL              PER SHARE              TOTAL
----------------------------------------------------------------------------------------------------------------------
Public offering price............         $10.00             $9,000,000             $10.00            $12,000,000
----------------------------------------------------------------------------------------------------------------------
Sales agent fees and
  commissions....................            .29                260,000                .57                683,000
----------------------------------------------------------------------------------------------------------------------
Offering expenses................            .18                165,000                .14                165,000
----------------------------------------------------------------------------------------------------------------------
Net proceeds.....................         $ 9.53             $8,575,000             $ 9.29            $11,152,000
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


     These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


MCDONALD INVESTMENTS INC.                                TRIDENT SECURITIES

                                         A DIVISION OF MCDONALD INVESTMENTS INC.


                    This prospectus is dated June 30, 2000.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

QUESTIONS AND ANSWERS.............................................................................................1
SUMMARY...........................................................................................................3
RISK FACTORS......................................................................................................7
FORWARD-LOOKING STATEMENTS.......................................................................................14
USE OF PROCEEDS..................................................................................................15
DETERMINATION OF OFFERING PRICE..................................................................................16
PLAN OF DISTRIBUTION.............................................................................................16
DIVIDEND POLICY..................................................................................................19
CAPITALIZATION...................................................................................................20
BUSINESS.........................................................................................................22
DESCRIPTION OF PROPERTY..........................................................................................29
PLAN OF OPERATION................................................................................................30
SUPERVISION AND REGULATION.......................................................................................32
MANAGEMENT.......................................................................................................42
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.............................................................48
PRINCIPAL SHAREHOLDERS...........................................................................................49
DESCRIPTION OF SECURITIES........................................................................................51
SALES AGENTS.....................................................................................................55
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES...................................................................................56
SHARES ELIGIBLE FOR FUTURE SALE..................................................................................56
LEGAL MATTERS....................................................................................................56
EXPERTS..........................................................................................................56
WHERE YOU CAN FIND MORE INFORMATION..............................................................................57
FINANCIAL STATEMENTS............................................................................................F-1
APPENDIX A - STOCK ORDER FORM...................................................................................A-1
APPENDIX B - ESCROW AGREEMENT...................................................................................B-1


              Until August 9, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


              Ohio Legacy Corp's Articles of Incorporation and Code of Regulations and Ohio Law may delay, defer or prevent a change in control of Ohio Legacy Corp that a shareholder might consider to be in its best interest, including a change in control that might result in a premium over the market price for the shares. These provisions may make removal of management more difficult. See page 13 for a more detailed discussion of these provisions.

                              QUESTIONS AND ANSWERS

Q. WHY IS OHIO LEGACY OFFERING THESE SECURITIES AND WHY HAS IT CHOSEN THIS TIME FOR THE OFFERING?

A. We believe an opportunity exists as a result of the consolidation in the banking industry. We believe this consolidation has created an attractive market segment between the national and super-regional banks, on the one hand, and community banks on the other hand. Larger financial institutions do not generally provide the personalized service expected or demanded by many small to medium-sized businesses and their principals. Members of our executive management team have had established careers in the financial services industry and recognize this market opportunity. We have selected our office locations in Wooster and Canton, Ohio because of our management team's extensive experience in the Wayne and Stark County areas, local customer relationships, and each area's favorable economic and demographic environment.

Q. ONCE I HAVE READ THIS PROSPECTUS AND DETERMINED THAT I WOULD LIKE TO BUY SOME SHARES, HOW DO I SUBSCRIBE?


A. You may complete and return the Stock Order Form attached as Appendix A to this prospectus and enclose a check or money order payable to "Key Trust Company, Trust No. 2020200-0605820" for your entire subscription in the enclosed reply envelope. If you are a McDonald brokerage customer, in lieu of returning the Stock Order Form to Key Trust Company, you may return the Stock Order Form to your McDonald Investment Consultant, along with your payment.


Q.       WHEN WILL THE OFFERING EXPIRE AND HOW SOON SHOULD I SEND IN MY
         SUBSCRIPTION?


A. Send in your subscription as soon as possible. This offering expires at 5:00 p.m. Eastern Daylight Time on August 8, 2000, unless we decide to extend it by an additional thirty days. All subscriptions with payments must be received by the expiration date of the offering.


Q.       HOW MANY SHARES MAY I PURCHASE?

A. The minimum purchase is 500 shares and the maximum purchase, without Ohio Legacy board approval, is 50,000 shares. However, we reserve the right to reject all or any part of any subscription.

Q.       CAN I PURCHASE THROUGH AN IRA OR OTHER QUALIFIED RETIREMENT PLAN?


A. If you wish to use funds in an Individual Retirement Account (IRA) to purchase shares of stock, please call our Stock Information Center at
         (330) 263-1955 for assistance. If you already have a self-directed IRA with McDonald Investments, please see your Investment Consultant for assistance in purchasing the stock. If you do not have a self-directed IRA with a brokerage firm, a representative from the Stock Information Center will be glad to assist you in determining the best procedure to direct your IRA funds. There will be no early withdrawal or IRS penalties incurred by these transactions if the funds are transferred directly from your IRA to the Escrow Agent.


Q.       IS THIS OFFERING REGISTERED IN ALL 50 STATES?

A. No. At this time we plan to register in Ohio, Florida, Indiana, and Michigan. We may register in additional states depending on interest in the offering. If you are not a resident of any of these states, please call the Stock Information Center at
         (330) 263-1955 before subscribing.

Q.       IF MY SUBSCRIPTION IS ACCEPTED, WHEN WILL I RECEIVE MY SHARES?

A. We will mail to you, or your McDonald Investment Consultant, stock certificates promptly after the closing of the offering.

Q.       CAN I GET MY MONEY BACK AFTER I HAVE MAILED MY SUBSCRIPTION?

A. No, unless we do not close the offering, in which case we will refund your full subscription.

Q.       WHEN WILL I RECEIVE DIVIDENDS?

A. You will not receive any dividends in the foreseeable future. We plan to reinvest our earnings in our business.

Q.       WHO CAN I CALL IF I HAVE QUESTIONS?

A. For answers to any other questions, we encourage you to read this prospectus. If you still have questions, please call the Stock Information Center at (330) 263-1955 between 8:30 a.m. and 5:30 p.m., Monday through Friday.

                                     SUMMARY

         This summary highlights information contained in other parts of this prospectus. Because this is a summary, it may not contain all of the information you should consider before investing in our common shares. You should carefully read this entire prospectus.

OHIO LEGACY CORP AND OHIO LEGACY BANK

         We incorporated Ohio Legacy Corp in July of 1999 to serve as the holding company for Ohio Legacy Bank, a new national bank, which will initially operate from two offices in Wooster and Canton, Ohio. Our principal executive office will be located at 305 West Liberty Street, Wooster, Ohio 44691, (330) 263-1955. Ohio Legacy Bank will focus on the local community, emphasizing personal service to individuals and businesses in the Wayne and Stark County, Ohio markets and contiguous counties. We have received preliminary regulatory approval to open Ohio Legacy Bank with the Office of the Comptroller of the Currency and for deposit insurance with the FDIC. We have also received preliminary approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank. We expect to receive all final regulatory approvals, and to open for business in the third quarter of 2000.

OUR MARKET OPPORTUNITIES

         We believe an opportunity exists as a result of the consolidation in the banking industry. We believe this consolidation has created an attractive market segment between the national and super-regional banks, on the one hand, and community banks on the other hand. Larger financial institutions do not generally provide the personalized service expected or demanded by many small to medium-sized businesses and their principals. Members of our executive management team have had established careers in the financial services industry and recognize this market opportunity. We have selected Wayne and Stark County, Ohio for our initial activities because of our management team's extensive experience in these markets, local customer relationships, and each area's favorable economic and demographic environment.

OUR ORGANIZERS AND MANAGEMENT TEAM

         Our organizers consist of nine businessmen who reside and work in Wayne and Stark County, Ohio. As a group, they have significant banking and business experience and many close personal ties to our planned market area. The organizers have already invested a total of $135,000 in Ohio Legacy common shares and have loaned Ohio Legacy an additional $270,000 as of April 30, 2000. If we do not successfully complete this offering, our organizers will lose some, if not all of their investment. We expect our organizers and executive officers to purchase approximately 272,000 shares, including the 13,500 shares purchased by the organizers prior to this offering, at the same $10.00 offering price as the other shareholders, for a total investment in the company of $2.72 million.

         Our executive management team includes three individuals who have significant experience serving our target markets. L. Dwight Douce, the President and Chief Executive Officer of Ohio

Legacy has over 26 years of banking experience, including 16 years in the Wooster market. Prior to founding Ohio Legacy, Mr. Douce served as President-Chief Operating Officer of Signal Bank, a $1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches. Steven G. Pettit, the Senior Loan Officer and President of the Stark County Division, has over fifteen years experience with several large regional banks and has established a positive reputation with numerous customers in both Stark and Wayne counties. Robert E. Boss, Senior Vice President of Commercial Lending, has over 20 years of experience in a variety of lending positions. Our management team is committed to the highest level of customer service and responsiveness and has substantial experience in serving small and medium-sized businesses in Ohio.


OUR BANKING PHILOSOPHY

         Our banking philosophy provides for two separate banking centers in order to ensure a high degree of local autonomy in decision-making and lending authority. We will maintain strict credit policies and procedures and will consolidate administrative functions for our two banking centers. Our business strategy envisions that each banking center will operate as if it were an independent community bank providing responsive, personalized service. We will compensate management based on the performance of their banking center as well as our overall financial, operating and market performance. Each market area will be represented by members of our board of directors who have demonstrated a commitment to their local communities.

OUR ADVANTAGES

         We believe that we are well positioned to capitalize on the market opportunity created by the consolidation in the banking industry because of the following:


         - EXPERIENCED MANAGEMENT TEAM. Our executive management team has significant banking experience, which has allowed them to develop valuable customer relationships within our target markets.


         - LOCAL DECISION MAKING. Our management structure is organized to retain local decision-making authority so that our officers will be able to provide our customers with expedited loan decisions.

         - PERSONALIZED SERVICE. Our staff is committed to providing the type of personalized service not generally available at larger financial institutions.

         - COMPETITIVE TECHNOLOGY. Our decision to have third parties provide us with competitive technology and ongoing upgrades will provide us with cost efficiencies. In addition, our ability to invest in the latest technologies without having to incur the additional financial and operational costs associated with converting and upgrading existing systems may provide us a technological advantage over our established competitors.

         - CUSTOMIZED PRODUCTS AND SERVICES. Our close, personalized service will afford us the opportunity and flexibility to provide customized and individualized products and services to our customers.




OUR BUSINESS STRATEGY

         We will implement our strategy by:

         - targeting small and medium-sized business customers who demand high levels of personalized attention and customer service;

         - staffing banking centers with community-minded and responsive management teams that will have significant local decision-making authority;

         - operating with two strategically located offices supported by outsourced core processing and back room operations to increase efficiencies;

         - enhancing private banking relationships by offering a broad spectrum of products and services; and

         - providing access to our products and services via the internet, including cash management services for our retail and commercial customers.


TERMS OF THE OFFERING
Common shares offered..................................................         900,000 to 1,200,000

Warrants to the public.................................................         180,000 to 240,000 (one warrant
                                                                                for every five common shares
                                                                                purchased)

Warrants to organizers.................................................         Up to 150,000 (a maximum number
                                                                                equal to 15% of common shares
                                                                                outstanding after the offering)

Common shares outstanding after the offering...........................         913,500 to 1,213,500.  This
                                                                                includes the shares offered with
                                                                                this prospectus and 13,500 shares
                                                                                (as adjusted to give effect to a
                                                                                100 to 1 stock split that will
                                                                                occur prior to the closing of this
                                                                                offering)

                                                                               purchased by the organizers prior
                                                                               to this offering.
Common shares outstanding after the offering if all
of the warrants are exercised..........................................        1,243,500 to 1,603,500

Price per share........................................................        $10.00
Use of net proceeds after the payment of sales
commissions and offering expenses......................................        $540,000 to cover start-up
                                                                               expenses.

                                                                               $7.14 million to $9.71 million,
                                                                               depending on the size of the
                                                                               offering, to provide initial
                                                                               working capital for Ohio Legacy
                                                                               Bank, which will be placed in
                                                                               short-term investments and
                                                                               available for loans to Ohio Legacy
                                                                               Bank customers. Approximately
                                                                               $900,000 will be retained as
                                                                               working capital for Ohio Legacy.



Expiration date........................................................        August 8, 2000, but may be
                                                                               extended an additional thirty days.


Purchase limitations...................................................        The minimum purchase is 500 shares
                                                                               and the maximum purchase, without
                                                                               Ohio Legacy board approval, is
                                                                               50,000 shares.  However, we
                                                                               reserve the right to reject all or
                                                                               any part of any subscription.  In
                                                                               determining which subscriptions to
                                                                               accept, we may take into account
                                                                               any factors we believe may be
                                                                               relevant, including the order in
                                                                               which subscriptions are received,
                                                                               a subscriber's potential to do
                                                                               business with Ohio Legacy Bank and
                                                                               factors that may cause an
                                                                               aggregation of ownership under
                                                                               federal banking regulations.

Further information....................................................        Please call the Stock Information
                                                                               Center at (330) 263-1955.



                                  RISK FACTORS


         An investment in our common shares and warrants involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or even all of your investment. You should consider these risk factors together with all the other information included in this prospectus before you decide to purchase our common shares and warrants.


WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE PERFORMANCE.

         We incorporated Ohio Legacy in July, 1999 and have not yet engaged in any banking operations. Because Ohio Legacy Bank has not yet opened, we do not have historical financial data and similar information which would be available for a financial institution that has been operating for several years. Our prospects must be evaluated in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We may not successfully address the following:

         -        building our customer base;

         -        developing and retaining customer loyalty;

         -        responding to competitive developments;

         - attracting, retaining and motivating qualified management and employees;

         -        upgrading our technologies, products and services;

         -        penetrating our identified markets; and

         -        providing quality and personal service.

WE EXPECT LOSSES IN OUR FIRST 18 TO 24 MONTHS OF OPERATIONS.


         As a result of start-up expenditures and the time it will take to develop a deposit base and loan portfolio, we expect to operate at a loss during our start-up period. We do not expect to be profitable for at least the first 18 to 24 months of operations. We anticipate cumulative losses during the first two years of operations to exceed $1.2 million. We cannot guarantee that we will ever operate profitably. If we do not reach profitability and recover our accumulated operating losses, you will likely suffer a significant decline in, or total loss of, the value of your common shares. Shareholders will not be liable for any losses, however, beyond their investment.

WE WILL BE COMPETING WITH MANY LARGER FINANCIAL INSTITUTIONS THAT HAVE FAR GREATER FINANCIAL RESOURCES THAN WE HAVE, WHICH COULD PREVENT US FROM ATTRACTING CUSTOMERS AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT AND MAINTAIN CUSTOMERS.

         We will encounter strong competition from existing banks and other types of financial institutions operating in the Wayne and Stark County areas and elsewhere. We will compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like KeyBank, National City Bank and FirstMerit Bank. These institutions offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank.

THERE WILL BE NO ACTIVE TRADING MARKET FOR OUR COMMON SHARES, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES.

         Our common shares will not be listed for trading on any national securities exchange, quoted in any automated quotation system of a registered securities association, or be eligible to be traded in the over-the-counter market. We do not intend to take any actions at this time to create a liquid trading market for the common shares. As a result, you may find it difficult to sell your common shares and you may have to bear the financial risks of your investment in the common shares for an indefinite period of time.

OUR SUCCESS LARGELY DEPENDS UPON THE SKILL AND EXPERIENCE OF OUR SENIOR MANAGEMENT TEAM.

         The success of our business will depend upon the services of L. Dwight Douce, our President and Chief Executive Officer, Steven G. Pettit, Senior Loan Officer and President of the Stark County Division, and Robert E. Boss, Senior Vice President of Commercial Lending. Our business would suffer if we lost the services of any of these individuals. We have entered into one year employment agreements, with automatic one year renewals, with both Mr. Douce and Mr. Pettit but cannot assure their continued service. We do not have key man life insurance with respect to any of our officers. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified markets.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.


         We will be limited in the amount we can loan a single borrower by the amount of Ohio Legacy Bank's capital. The legal lending limit is 15.0% of Ohio Legacy Bank's capital and surplus. We expect that our initial lending limit will be approximately $1.07 million immediately following the offering, assuming the minimum number of shares are sold, but we intend to impose an internal limit on Ohio Legacy Bank of 50.0% of this amount. Initially, this self-imposed lending limit will be $535,000. Until Ohio Legacy Bank is profitable, our capital level will decline and therefore so will our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions. We cannot guarantee, however, that we will succeed in attracting or maintaining customers seeking larger loans or that we will be able to engage in participation of these loans on favorable terms.


OUR BOARD AND MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE NET PROCEEDS OF THE OFFERING AND MAY NOT ALLOCATE ALL OF THESE PROCEEDS IN THE MOST PROFITABLE MANNER.

         Upon completion of the offering and after payment of the sales agent's commission, we intend to pay the estimated offering expenses of $165,000 and start-up expenses of $540,000. We expect to contribute between $7.14 million and $9.71 million of the net proceeds, depending on the size of the offering, to the capital of Ohio Legacy Bank to support the growth of its loan portfolio by increasing its legal lending limit. We will retain approximately $900,000 of the net proceeds as working capital, which will be applied in the future as needed to implement our business plan. The timing and specific application of these proceeds will remain in the sole discretion of our board and management. Although we intend to utilize these funds to serve Ohio Legacy's best interest, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds.

CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY, MAY HARM OUR CURRENT BUSINESS AND IMPACT OUR FUTURE OPPORTUNITIES.

         We will operate in a highly regulated environment and will be subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the FDIC, and the OCC. These regulations are generally intended to provide protection for depositors and customers rather than for the benefit of investors. We will also be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole, including our operations. See "Supervision and Regulation" beginning on page 32.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

         Our results of operations will be materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability will be dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings. Consequently, we will be particularly sensitive to interest rate fluctuations. As we plan to hold most of the commercial and consumer loans we originate internally, we will face a greater risk of rapid changes in interest rates than banks that sell their loans in secondary markets.

FUTURE SALES OF OUR COMMON SHARES COULD DECREASE THE MARKET VALUE OF YOUR
SHARES.


         Although there will be no market for the common shares following the offering, sales of a substantial number of common shares following this offering, or the perception that such sales could occur, could decrease the market value of your common shares. After the offering, we will have at least 913,500 common shares outstanding. In addition, we have a stock option plan under which we have reserved options to purchase 100,000 common shares. We will also have outstanding warrants to purchase up to at least 330,000 common shares. The shares being sold in this offering will be eligible for sale in the open market without restriction, except for shares purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act. Our executive officers, directors and some of our existing shareholders, who are expected to purchase an aggregate of 272,000 common shares, including shares purchased prior to this offering, have agreed not to sell any of their shares for 180 days following the closing of the offering without the prior written consent of the sales agent. Following the expiration of this 180 day lock-up period, these shares will be eligible for sale in the public market, if such a market develops, subject to compliance with volume limitations and other conditions of Rule 144. The market price of your shares could decline based on the sale or availability for sale of shares now held by our existing shareholders or of shares that may be issued under our stock option plan or warrants.


IF OUR BORROWERS CANNOT REPAY THEIR LOANS, OUR BUSINESS WILL BE HARMED.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         -        credit risks of a particular borrower;

         -        changes in economic and industry conditions;

         -        the duration of the loan; and

         - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

         Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. Initially, our portfolio will only contain young loans, which may increase the risk of non-payment because most defaults occur early in the term of a loan.

OUR COMMERCIAL LOAN CONCENTRATION INCREASES THE RISK OF DEFAULTS BY OUR
BORROWERS.


         We will make various types of loans, including commercial, consumer, residential mortgage and construction loans. We anticipate that approximately 50.0% of Ohio Legacy Bank's loans will be commercial loans, and 30.0% will be consumer/personal loans, although the actual percentage may vary. Commercial lending is more risky than residential mortgage lending because loan balances are greater and the borrower's ability to repay is contingent on the success of the borrower's operation. The risk of loan defaults by borrowers is unavoidable in the banking industry. We will try to limit our exposure to this risk by carefully monitoring the amount of loans we make within specific industries and through prudent lending practices, but we will not be able to eliminate this risk. Substantial credit losses could result in our insolvency, which could cause you to lose your entire investment.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE SUFFICIENT TO ABSORB ACTUAL LOSSES.

         There is no precise method of predicting loan losses. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. Excess loan losses will harm our business. We will attempt to maintain an appropriate allowance for loan losses to provide for probable losses in our loan portfolio. We will periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

         - an ongoing review of the quality, mix and size of the overall loan portfolio;

         -        historical loan loss experience;

         -        evaluation of non-performing loans;

         - assessment of economic conditions and their effects on the existing portfolio; and

         - the amount and quality of collateral, including guarantees, securing loans.

         The following factors, however, make our evaluation of our allowance for loan losses more subjective than that of other banks with an established history:

         - our lack of an operating history may prevent management from accurately predicting loan losses based on historical experience;

         - the local economy has not experienced any significant recessionary periods over the past five (5) years; and

         - because of our small business focus, the principals of the small businesses may have many different types of loans with Ohio Legacy Bank and a default on one of these loans may have an adverse effect on the other loans.

         Because of these factors, we may have a higher risk that our loan allowance will not be adequate to absorb future loan losses.

TO THE EXTENT WE CANNOT ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH, WE MAY NEED TO INCUR BORROWINGS WHICH COULD DECREASE OUR NET INTEREST INCOME.

         We anticipate that we will need to attract significant levels of deposits to fund our anticipated loan growth. Our ability to attract and maintain such deposit levels will depend on our ability to attract new deposit customers. To the extent that funds generated by our deposit customers are insufficient to fund our loan growth, we may need to incur borrowings which could lead to a decrease in our net interest income. We cannot assure you that we would be able to obtain these funds on terms that are favorable to us.

THE OFFERING PRICE WAS DETERMINED ARBITRARILY AND MAY NOT REFLECT THE FUTURE PRICE OF OUR SHARES.

         The offering price of $10.00 per share was arbitrarily determined by Ohio Legacy in consultation with the sales agent. The price is not based upon earnings or any history of operations and does not necessarily indicate the present or anticipated value of our shares. The market price of our shares after the offering could be lower than the offering price. We do not intend to take any actions at this time to create a liquid trading market for the common shares.

UPON EXERCISE OF THEIR WARRANTS, OUR ORGANIZERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN A SIGNIFICANT NUMBER OF COMMON SHARES, WHICH WILL ALLOW THEM TO CONTROL THE MANAGEMENT OF THE COMPANY.

         We expect that our organizers, directors and executive officers will own approximately 272,000 common shares after this offering, which will equal approximately 22.4% of the total number of shares, assuming the offering is fully subscribed. If our organizers, directors and executive officers exercise all of their warrants, they will, as a group, own approximately 33.5% of the outstanding common shares. The ownership of approximately 33.5% of our shares will likely assure control of the election of our directors in future years. To the extent that organizers, directors and executive officers vote together, they will have the ability to exert significant influence over the election of our board of directors, as well as our policies and business affairs, and their interests may not be the same as yours.

THE EXERCISE OF ORGANIZER WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION AND MAY DECREASE THE VALUE OF YOUR SHARES.

         The exercise of organizer warrants to purchase common shares will result in the dilution of your proportionate interest in Ohio Legacy. Prior to the completion of this offering, we expect to grant the organizers warrants to purchase up to 150,000 common shares at $10.00 per share. If these warrants were exercised, your proportionate interest in Ohio Legacy would decrease by 11.0%, assuming that we sell the maximum number of shares in this offering. See "Capitalization - Impact of Warrants and Dilution" beginning on page 21.

         In addition, we have reserved 100,000 common shares for issuance under our stock option plan. If all available options are granted under this plan, the exercise of these options at an assumed exercise price of $10.00 per share will reduce your proportionate interest in Ohio Legacy by 7.6%. See "Capitalization - Impact of Stock Options and Dilution" beginning on page 21.

YOU WILL NOT RECEIVE DIVIDENDS IN THE FORESEEABLE FUTURE.

         We do not intend to pay dividends on our common shares for the foreseeable future. Instead, we intend to reinvest our earnings in our business.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO EFFECTIVELY PROVIDE, IMPLEMENT AND MARKET TECHNOLOGY-DRIVEN PRODUCTS AND SERVICES.

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer service, technology can increase efficiency and reduce costs. Our success will depend in part on our ability to use technology to provide products and services that will satisfy customer demands for convenience, as well as to create operating efficiencies within Ohio Legacy Bank. Many of our competitors have substantially greater resources to invest in technology, which may permit them to operate at a lower cost than us. We believe that we may currently have an advantage over our competitors by being able to invest in the latest technologies without having to incur the additional operational and financial costs associated with converting and upgrading existing systems. We, however, cannot assure you that we will be able to effectively implement new technology-driven products and services or that we will be able to effectively market these products and services to our customers.

TO THE EXTENT OUR THIRD-PARTY SERVICE PROVIDERS FAIL TO PERFORM, OUR ABILITY TO PROCESS BANKING TRANSACTIONS WILL SUFFER.

         We will be dependent on third-parties to provide a number of our core processing functions, including our back office operations, data processing and other products and services. If these third-parties either increase the cost of their services or fail to maintain the operational integrity of their networks, our internal operations will be harmed.

WE DID NOT SELL THE MINIMUM NUMBER OF SHARES IN OUR PRIOR OFFERING AND MAY NOT BE ABLE TO SELL THE MINIMUM IN THIS OFFERING.

         We previously offered our common shares to the public pursuant to a Registration Statement filed on Form SB-2 on December 14, 1999. Although we received subscriptions for approximately 750,000 shares, this prior offering was terminated on April 14, 2000 when we failed to reach the minimum offering of 900,000 shares. Because of this, we did not close the offering and returned all subscription funds with interest. We cannot assure you that we will be able to sell the minimum of 900,000 shares in this offering. If we do not sell the minimum offering, you will have lost the use of your subscription funds while they were held in escrow.

OUR ARTICLES AND REGULATIONS CONTAIN PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN AT A PRICE ATTRACTIVE TO SHAREHOLDERS.

              Our articles of incorporation and code of regulations, along with Ohio and federal law, may make it difficult to change or gain control of Ohio Legacy, even at an attractive price to shareholders. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may reduce the market price of our shares. Some of these provisions may also make the removal of the current board of directors or management more difficult. These provisions include:

         - restrictions on the acquisition of Ohio Legacy's equity securities;

         - the classification of the terms of the members of the board of directors;

         -        shareholder meeting restrictions;

         - the issuance of serial preferred shares and additional common shares without shareholder approval; and

         - supermajority provisions for the approval of specified business combinations.

See "Description of Securities" beginning on page 51.

IF WE DO NOT SELL THE MINIMUM OFFERING, YOU WILL HAVE LOST THE USE OF YOUR SUBSCRIPTION FUNDS WHILE THEY ARE HELD IN ESCROW.


              McDonald and Trident have agreed to sell our shares on a best efforts basis. We cannot assure you that McDonald and Trident will sell the minimum of 900,000 shares or the maximum of 1,200,000 shares. If we do not sell at least 900,000 shares before August 8, 2000 (or thirty days later if we elect to extend the offering) we will not close the offering. In that case, we will return all subscription funds, with interest. See "Plan of Distribution" beginning on page 16.


                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus, including the summary, contains "forward-looking statements" concerning Ohio Legacy Corp and Ohio Legacy Bank and their operations, performance, financial condition and likelihood of success.

         You can identify these statements by use of terms such as "expect," "believe," "goal," "plan," "intend," "estimate," "may," and "will" or similar words. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section and other parts of this prospectus, that could cause our actual results to differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of between $8,575,000 and $11,152,000, depending on the size of the offering after deducting commissions and estimated offering expenses. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY OHIO LEGACY CORP


         The following table shows the anticipated use of the proceeds by Ohio Legacy Corp. We describe Ohio Legacy Bank's anticipated use of proceeds in the following section. As shown, we will use between $7,135,000 and $9,712,000, depending on the size of the offering, to capitalize Ohio Legacy Bank. We will initially invest the remaining proceeds of approximately $900,000 in United States government securities. In the long-term, we will use these remaining proceeds for operational expenses and other general corporate purposes, including the provision of additional capital to Ohio Legacy Bank, if necessary. We may also use the proceeds to expand, for example, by opening additional facilities or acquiring other financial institutions, although we currently have no expansion plans.



                                                                  Minimum Offering           Maximum Offering
                                                                  ----------------           ----------------

Gross proceeds from offering.........................                  $   9,000,000            $    12,000,000
Sales agent commissions and fees.....................                       (260,000)                  (683,000)
Offering expenses(1).................................                       (165,000)                  (165,000)
Start-up expenses(2).................................                       (540,000)                  (540,000)
Investment in capital stock of Ohio Legacy Bank......                     (7,135,000)                (9,712,000)
                                                                       --------------           ----------------

Remaining proceeds...................................                  $     900,000              $     900,000
                                                                       =============              =============


(1) Offering expenses consist of legal, accounting, printing and registration fees associated with the preparation and filing of the registration statement.

(2) Start-up expenses consist of payroll, occupancy, advertising, supplies and other expenses incurred while getting Ohio Legacy Bank ready for opening.


A portion of the start-up expenses have been financed on an interim basis by loans totaling $270,000 from the organizers of Ohio Legacy. These loans, which bear interest at the prime rate in effect at the time the loans were made, will be repaid promptly following the completion of the offering.

USE OF PROCEEDS BY OHIO LEGACY BANK

         The following table shows the anticipated use of the proceeds by Ohio Legacy Bank. All proceeds received by the bank will be in the form of an investment in its capital stock by Ohio Legacy Corp, as described above. The table shows the cost of the temporary and permanent facilities for a period of twelve months from the completion of the offering. Furniture, fixtures, and equipment will be capitalized and amortized over the estimated useful life of the asset. Ohio Legacy Bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank.

                                                                Minimum Offering             Maximum Offering
                                                                ----------------             ----------------

Investment by Ohio Legacy Corp in the bank's capital stock           $   7,135,000                 $  9,712,000
Furniture, fixtures and equipment...........................              (425,000)                    (425,000)
Initial payment and lease of temporary facilities (6 months)               (32,000)                     (32,000)
Lease of permanent facilities (6 months)....................               (88,000)                     (88,000)
Construction of leasehold improvements......................              (230,000)                    (230,000)
                                                                     --------------                -------------

Remaining proceeds                                                   $   6,360,000                 $  8,937,000
                                                                     =============                 ============


                         DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no market for the common shares. The offering price for the common shares and the exercise price for the warrants were arbitrarily determined by Ohio Legacy in consultation with the sales agent. This price is not based upon earnings or any history of operations. In determining the offering amount, we took into account the following factors:

         -        capital requirements of the OCC for Ohio Legacy Bank;

         - expenses related to the simultaneous opening of two separate banking centers; and

         -        general market conditions for the sale of securities.

                              PLAN OF DISTRIBUTION

GENERAL


         We will offer the shares and attached warrants to the public until August 8, 2000. We may, however, in our discretion, extend the offering period by thirty days. We have engaged McDonald and Trident to consult with and advise us with respect to the offering. McDonald and Trident have agreed to use their best efforts to solicit subscriptions and purchase orders for our shares. McDonald and Trident will have no obligation to take or purchase any of our shares in the offering. In addition, we expect to grant up to an aggregate of 150,000 warrants to our organizers. Organizers will receive these warrants based upon their contribution to Ohio Legacy, subject, however, to an individual limit of 18,000 warrants and an overall limit of 150,000 warrants in order to comply with a regulatory 15.0% limit being imposed on grants of warrants and options to directors, officers, promoters, 5.0% shareholders and employees for a period of one year following the offering. See "Capitalization" on page 20.


         Shares will be offered primarily to persons who reside in the State of Ohio. We also plan to register this offering in Florida, Indiana and Michigan. If you are not a resident of one of these states, please call The Stock Information Center at (330) 263-1955 before subscribing. We will conduct our first closing only if the conditions required to close the minimum offering have been met.

CONDITIONS OF THE OFFERING


         The offering will expire at 5:00 p.m. Eastern Daylight Time on August 8, 2000 unless extended by Ohio Legacy an additional thirty days. The offering is expressly conditioned upon fulfillment of the following conditions within the offering period. The offering conditions, which may not be waived, are as follows:


         - subscriptions for not less than $9,000,000 shall have been deposited with the escrow agent; and

         - Ohio Legacy shall not have canceled this offering prior to the time funds are withdrawn from the escrow account.

ESCROW OF SUBSCRIPTION FUNDS

         All accepted subscription funds and documents tendered by investors will be placed in an escrow account with Key Trust Company, pursuant to the terms of the Escrow Agreement, the form of which is attached to this prospectus as Appendix B. Upon receipt of a certification from Ohio Legacy and McDonald during the offering period that subscriptions totaling not less than $9,000,000, including subscriptions from our organizers and management, have been received and fully collected, the escrow agent will release to Ohio Legacy all subscription funds, and any income received thereon.


         Prior to the closing and the distribution of funds from the escrow account, the escrow agent may invest subscription funds in direct obligations of the United States Government, in short-term insured certificates of deposit and/or money market management trusts for short-term obligations of the United States Government, with maturities not to exceed thirty days. Ohio Legacy will invest the subscription funds in a similar manner after breaking escrow and prior to the time that it infuses capital into Ohio Legacy Bank. The escrow agent, by accepting appointment, in no way endorses the purchase of our shares by any person.


         In the event the offering conditions are not met within the offering period or if we terminate the offering prior to withdrawing the subscription funds, the escrow agent will promptly return to the subscribers their subscription funds, together with their allocated share of interest, if any, earned on the investment of the escrow account, and without deduction of offering expenses. The latest date to which the subscription funds might be held in escrow prior to their return in the event the minimum offering is not reached is August 30, 2000.




METHOD OF SUBSCRIPTION

         We may cancel this offering for any reason at any time prior to the release of subscription funds from the escrow account in the event that we elect to cancel the offering in its entirety.

         The minimum subscription is 500 shares and the maximum subscription, without Ohio Legacy board approval, is 50,000 shares. We may, however, accept subscriptions for more than 50,000 shares in order to reach the minimum offering amount.

         In order to purchase shares you may:

         - complete and sign the Stock Order Form which is attached as Appendix A to this prospectus;


         - make full payment for your subscription in United States currency by check or money order payable to "Key Trust Company, Trust No. 2020200-0605820;" and


         - return your Stock Order Form and full payment to Key Trust Company in the enclosed reply envelope before the expiration date of the offering.

         If you are a brokerage customer of McDonald, you may follow the procedures set forth above to purchase shares or you may:

         - complete and sign the Stock Order Form which is attached as Appendix A to this prospectus;


         - make full payment for your subscription in United States currency by check or money order payable to "Key Trust Company, Trust No. 2020200-0605820;" or arrange for payment with your McDonald Investment Consultant; and


         - return your Stock Order Form and full payment to your McDonald Investment Consultant before the expiration date of the offering.

         Failure to pay the full subscription price shall entitle Ohio Legacy to disregard the subscription. No subscription agreement is binding on Ohio Legacy until accepted by Ohio Legacy, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. In determining which subscriptions to accept, we may take into account any factors we believe may be relevant, including the order in which subscriptions are received; a subscriber's potential to do business with Ohio Legacy Bank; and, factors that may cause an aggregation of ownership under federal banking regulations. No subscription will be deemed accepted until we deliver written notification of acceptance to the subscriber. After a subscription is accepted and proper payment received, we will not cancel such subscription, unless all accepted subscriptions are canceled.

         Once we accept a subscription, it cannot be withdrawn. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber, if any, will be refunded by mail, without interest, within ten days of the date of rejection.

         Certificates representing common shares of Ohio Legacy, duly authorized and fully paid, will be issued to shareholders, or their McDonald Investment Consultants, as soon as practicable after subscription funds are released to Ohio Legacy from the escrow account.


                                 DIVIDEND POLICY

         We do not expect to pay any dividends in the foreseeable future. Any profits we earn will be retained and used to finance our growth. We have no current plans to initiate payment of cash dividends, and future dividend policy will depend on Ohio Legacy Bank's earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

         Our ability to pay any cash dividends will depend primarily on Ohio Legacy Bank's profitability and its ability to pay dividends to Ohio Legacy. In addition, the payment of cash dividends by a newly organized bank is prohibited by the FDIC for three years, unless special exceptions are made. In order to pay dividends, Ohio Legacy Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - Ohio Legacy Bank - Dividends" on page 37 and "Supervision and Regulation - Ohio Legacy Bank - Capital Regulations" on page 38. In addition to the availability of funds from Ohio Legacy Bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                                 CAPITALIZATION

         The following table sets forth the estimated capitalization of Ohio Legacy as of March 31, 2000, and as adjusted to give effect to the sale of the minimum and maximum number of common shares offered with this prospectus, at an assumed offering price of $10.00 per share, net of estimated offering expenses. This table does not include potential dilution for exercise of stock options or warrants.


                                                                                       As Adjusted
                                                         Actual               -----------------------------
                                                        March 31,              Minimum              Maximum
                                                          2000                Offering             Offering
                                                          ----                --------             --------

Stockholders' equity
     Common stock - no par value, 135
       shares issued and outstanding;
       913,500 shares issued and outstanding
       as adjusted (minimum); 1,213,500
       shares issued and outstanding
       (maximum)(2)..............................       $135,000              $ 8,575,000(1)         $11,152,000(1)
     Deficit accumulated during the
       development stage.........................       (362,780)                (362,780)              (362,780)
                                                        --------              -----------            -----------

              Total stockholders' equity.........      ($227,780)             $ 8,212,220            $10,789,220
                                                        ========              ===========            ===========


(1) Represents the sale of 900,000 shares at $10.00 per share less estimated offering costs of $425,000 (minimum) and 1,200,000 shares at $10.00 per share less estimated offering costs of $848,000 (maximum).

(2) Represents the total number of common shares outstanding after giving effect to a 100 to 1 stock split concerning the 135 shares purchased by the organizers prior to this offering. The stock split will occur immediately prior to the closing of this offering.


Our organizers and executive officers intend to purchase approximately 272,000 shares, including the 13,500 shares purchased by the organizers prior to this offering, for a total investment of $2,720,000. In addition, our organizers have loaned Ohio Legacy $270,000 through April 30, 2000. As part of our initial organization and prior to the closing of this offering, we expect to grant up to 150,000 warrants to our organizers which will vest in approximately equal percentages each year over our initial three years of operation. These warrants will be issued in addition to any warrants received in connection with the purchase of shares in this offering. Organizers will receive warrants based upon their contribution to Ohio Legacy, subject, however, to an individual limit of 18,000 organizer warrants and an overall limit of 150,000 organizer warrants in order to comply with a 15.0% regulatory limit being imposed on grants of warrants and options to directors, officers, promoters, 5.0% shareholders and employees for a period of one year following the offering. The warrant will entitle the holder to purchase a share of common stock at the price of $10.00 per share and will expire 10 years from the date of issuance. These warrants will be nontransferable, except to affiliates of the holder and for estate planning reasons.

IMPACT OF WARRANTS AND DILUTION.

         If all organizer warrants were issued and exercised, we would receive approximately $1.5 million in new capital and would issue 150,000 shares. The exercise of these warrants would reduce your proportionate interest in Ohio Legacy by 11.0%, assuming that we sell the maximum number of shares in this offering.

IMPACT OF STOCK OPTIONS AND DILUTION.

         In October, 1999, Ohio Legacy adopted a stock option plan providing for the grant of non-qualified stock options to directors and key employees of Ohio Legacy and Ohio Legacy Bank. Stock options differ from warrants in several ways. For example, a gain on a stock option is measured on the exercise date as the difference between the market value and exercise price of the stock, which is recognized by the individual as compensation. Additionally, Ohio Legacy receives a tax deduction for the amount of gain recognized by the individual. This tax savings is treated as additional payment for the stock and is directly credited to the capital accounts of Ohio Legacy.


         We have not yet granted any options. However, we intend to eventually issue options to our non-employee directors. See "Management-Compensation of Directors." If all available options were granted and exercised at $10.00 per share, we would receive a total of approximately $1.0 million in new capital and would issue 100,000 shares. This would reduce your proportionate interest in Ohio Legacy by 7.6%.

                                    BUSINESS

BACKGROUND


         According to the FDIC, at the end of 1990 there were approximately 15,158 financial institutions in the United States, which number declined to 10,220 by the end of 1999. This industry consolidation was due, in large part, to larger institutions purchasing smaller institutions and then closing redundant back-office services in the local regional communities. This consolidation continues in the financial markets and has led to dominance by large commercial banks. At the same time, consolidation also provides a tremendous opportunity for local community banks to fill a void. In 1994 there were 32 de novo community banks chartered in the United States. By 1999 this figure rose to 228 de novos. There were 289 insured commercial banks and 207 insured savings and loans in the State of Ohio at the end of 1990. As of December 31, 1999 there were only 219 insured commercial banks and 135 insured savings and loans in Ohio, which represents a decline of approximately 29.0% in the number of financial institutions.



         We believe that industry consolidation has created significant opportunities in the Wayne and Stark County, Ohio communities, along with communities in contiguous counties, for us to satisfy the needs of small businesses, professionals and individuals. The idea to charter a new bank was originally formulated by the organizers as a result of market consolidation in the Wayne and Stark County, Ohio areas. The Ohio Legacy Bank will provide a community based banking alternative to the large institutions for the small businesses in the Ohio Legacy Bank service areas. The organizers and senior management have had significant experience in the financial industry either directly or through director experience. The experience and community connections of all 11 organizers and senior management and their knowledge of the Wayne and Stark County, Ohio markets led them to identify the need for a locally chartered, owned and operated community bank that would be service-driven and technologically advanced and capable of serving the small businesses of Stark and Wayne County, Ohio.



         The directors and management hold strong ties to both communities. These people have a combined financial institution directorship of over 30 years and a combined financial institution experience of over 25 years. The directors are all experienced entrepreneurs and business owners who maintain an active participation in the communities. This combination of these individuals offers a blend of banking background and non-banking business experience that we believe will contribute to our overall success.


BUSINESS STRATEGY


         Two primary service areas will be served by Ohio Legacy Bank - Wayne and Stark County, Ohio. Both markets have a diversified economic base that is not overly dependent on any single industry. These primary service areas represent the geographic areas from which each office is expected to generate approximately 75.0% of its business. Residents outside of these areas would, for the purpose of convenience, choose branches close to where they work, live or shop.

         Ohio Legacy Bank intends to operate as a full-service financial institution with an emphasis on serving small businesses. Therefore, Ohio Legacy Bank's product and service line will consist of all traditional banking activities, including the following:

         - LENDING: Ohio Legacy Bank will offer loans to individuals, partnerships, and limited liability companies or other corporate borrowers for a variety of purposes. Anticipated commercial lending will include lines of credit, term loans, equipment loans, letters of credit, commercial real estate, construction, and Small Business Administration lending. Loan products will also include secured and unsecured consumer loans, home equity lines of credit, home improvement loans, general lines of credit including overdraft lines, and mortgage lending. We anticipate that Ohio Legacy Bank will set up the capability to sell loans in the secondary market while maintaining servicing. The volume of loans to be sold will be determined based on asset/liability and capital positions.

         - DEPOSIT: Deposit products will include interest-bearing and non-interest bearing checking accounts, money market savings accounts, certificates of deposit, regular savings accounts, individual retirement accounts, and cash management services.

         - OPERATIONS/OTHER: Ohio Legacy Bank will offer ATM services, and will seek to offer direct dial-up cash management services to commercial accounts. Ohio Legacy Bank also intends to offer internet banking services to both retail and commercial customers. Further, while it is our opinion that both markets would support trust services, Ohio Legacy Bank will not offer trust services initially and will consult the OCC for guidance prior to any future decisions with respect to fiduciary services.

         Market characteristics in both Wayne and Stark counties suggest the ability to generate solid deposit and loan growth both in consumer and commercial services. Therefore, both office locations will offer Ohio Legacy Bank's complete line of services.

PROPOSED LENDING PRACTICES


         Ohio Legacy Bank expects to make loans to individuals and businesses located within its proposed market area. Ohio Legacy Bank anticipates that its loan portfolio will consist of commercial loans (50.0%), residential mortgage loans (20.0%) and consumer/personal loans (30.0%), although these percentages are approximations and the actual percentages may vary. Ohio Legacy Bank anticipates that its legal lending limit under applicable regulations will be approximately $1.46 million immediately following the offering if the maximum number of shares are sold, based on the legal lending limit of 15.0% of capital and surplus.


         COMMERCIAL LOANS. Commercial loans will be made primarily to small and medium-sized businesses. These loans will be both secured and unsecured and are expected to be made available for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other purposes considered appropriate. Ohio Legacy Bank will generally look to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees. In addition, Ohio Legacy Bank expects that the majority of Ohio Legacy's commercial loans that are not mortgage loans will be secured by a lien on equipment, inventory and/or other assets of the commercial borrower.


         Commercial lending involves more risk than residential lending because loan balances are greater and repayment is dependent upon the borrower's operations. Ohio Legacy Bank will attempt to minimize the risks associated with these transactions by generally limiting its exposure to owner-operated properties of customers with an established, profitable history. In many cases, risk will be further reduced by (1) limiting the amount of credit to any one borrower to an amount less than Ohio Legacy Bank's legal lending limit and (2) avoiding certain types of commercial real estate financings.


         RESIDENTIAL MORTGAGE LOANS. Ohio Legacy Bank expects to originate residential mortgage loans, which are generally long-term, with either fixed or variable interest rates. Ohio Legacy's anticipated general policy will be to retain all or a portion of variable interest rate mortgage loans in Ohio Legacy Bank's loan portfolio and to sell all fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. Ohio Legacy Bank also expects to offer home equity loans. Ohio Legacy Bank expects to retain servicing rights with respect to all of the residential mortgage loans that it originates. We anticipate, but do not guarantee, that substantially all of Ohio Legacy Bank's residential real estate loans will be secured by a first lien on the real estate and that the majority of Ohio Legacy Bank's personal loans will be home equity loans secured by a second lien on real estate.

         PERSONAL LOANS AND LINES OF CREDIT. Ohio Legacy Bank will make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. Ohio Legacy Bank expects to retain all of such loans. Depending, in part, on the level of demand among Ohio Legacy Bank's customers and other considerations, Ohio Legacy Bank may consider offering credit card services.

         Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. Ohio Legacy Bank intends to underwrite its loans carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the payment amount tied to the borrower's periodic income. Ohio Legacy Bank believes that the generally higher yields earned on consumer loans will help compensate for the increased credit risk associated with such loans and that consumer loans will be important to its efforts to serve the credit needs of its customer base.

         LOAN POLICIES. Although Ohio Legacy Bank intends to take a progressive and competitive approach to lending, it will stress high quality in its loans. Because of Ohio Legacy Bank's local nature, management believes that quality control should be achievable while still providing prompt and personal service. Ohio Legacy Bank will be subject to written loan policies that contain general lending guidelines and will be subject to periodic review and revision by Ohio Legacy Bank's Loan Committee and its board of directors. These policies will concern loan administration, documentation, approval and reporting requirements for various types of loans.

         Ohio Legacy Bank will seek to make sound loans while recognizing that lending money involves a degree of business risk. Ohio Legacy's loan policies will be designed to assist Ohio Legacy Bank in managing the business risk involved in making loans. These policies will provide a general framework for Ohio Legacy Bank's loan operations while recognizing that not all loan activities and procedures can be anticipated. Ohio Legacy Bank's loan policies will instruct lending personnel to use care and prudent decision making and to seek the guidance of the Senior Loan Officer, or President and Chief Executive Officer of Ohio Legacy Bank where appropriate.

         Ohio Legacy Bank's loan policies will include procedures for oversight and monitoring of Ohio Legacy's lending practices and loan portfolio. Ohio Legacy Bank will have a Loan Committee comprised initially of Mr. Douce, Mr. Pettit, Mr. Boss and other appropriate lending personnel. Initially, Mr. Pettit will have individual signatory authority for loans up to $400,000 and Mr. Douce and Mr. Pettit will have joint signatory authority for loans up to $500,000. These limits will be subject to review and revision by Ohio Legacy Bank's board of directors and its Loan Committee will be responsible for approving all loans that exceed the established limits for the senior officers.

         Ohio Legacy Bank's loan policies will provide guidelines for loan-to-value ratios that limit the size of certain types of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following maximum loan-to-value ratios:


         -        raw land (65.0%)

         -        improved residential real estate lots (75.0%)

         -        owner-occupied commercial real estate (80.0%)

         -        non-owner occupied commercial real estate (75.0%)

         -        first mortgages on residences (80.0%)

         -        junior mortgages on residences (100.0%)


         Ohio Legacy Bank's loan policies will also include other underwriting standards for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. For owner-occupied residential real estate mortgages, the monthly payments on the loan will not exceed 28.0% of the borrower's monthly income. For owner-occupied commercial real estate mortgages, the annual payments, combined with the borrower's other required debt payments, will not exceed 80.0% of the borrower's net annual projected cash flow. In addition, the loan policies will require that Ohio Legacy Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $250,000, subject to certain limited exceptions. The appraiser must be selected by Ohio Legacy Bank and must be independent and licensed. For loans secured by real estate that are less than $250,000, Ohio Legacy Bank may elect to conduct an in-house real estate evaluation. Ohio Legacy Bank's loan policies will also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate will be subject to a maximum term of ten years and a maximum amortization schedule of 20 years. Loans secured by residential real estate with variable interest rates will have a maximum term and amortization schedule of 30 years. Ohio Legacy Bank will, at its option, sell to the secondary market loans secured by residential real estate with fixed interest rates, thereby reducing the interest rate risk and credit risk to Ohio Legacy Bank. Loans secured by vacant land will be subject to a maximum term of three years and a maximum amortization schedule of seven years.




         Ohio Legacy Bank's loan policies will also establish a limit on the aggregate amount of loans to any one borrower. These loan policies will provide that no loan shall be granted where the aggregate liability of the borrower to Ohio Legacy Bank will exceed 50.0% of Ohio Legacy Bank's legal lending limit. This internal lending limit will be subject to review and revision by the board of directors from time to time.


         In addition, Ohio Legacy Bank's loan policies will provide guidelines for:

         -        personal guarantees;

         -        environmental policy review;

         -        loans to employees, executive officers and directors;

         -        problem loan identification;

         -        maintenance of a loan loss reserve; and

         - other matters relating to Ohio Legacy Bank's lending practices.

DEPOSITS

         Ohio Legacy Bank intends to offer a broad range of deposit products, including checking, business checking, savings and money market accounts, certificates of deposit and direct-deposit services. Transaction accounts and certificates of deposit will be tailored to the primary market area at rates competitive with those offered in Wayne and Stark County. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Ohio Legacy Bank intends to solicit those accounts from individuals, businesses, associations, financial institutions and government entities.

MARKETING STRATEGY


         The marketing strategy for Ohio Legacy Bank involves two primary components: capitalizing on the competitive advantages of community banking, and utilizing technology to provide high-quality service to businesses and residents. Several recent studies conducted by our advisor, Young & Associates, have indicated that community banks have been growing at a faster percentage rate than larger regional banks, presumably due to strategic advantages that include the following:


         -        higher level of personalized customer service;

         - positive customer perception of local ownership and local management;

         -        focus on small-business banking; and,

         - typically lower service charges and more favorable interest rates.

         Both market areas have significant larger regional bank competition. Therefore, the marketing focus of Ohio Legacy Bank will be to highlight the competitive advantages of being a locally chartered and managed community bank and to utilize the advantages discussed above to generate growth. We intend to offer competitive rates and fees, but not to necessarily be the most attractive in each market. The features and pricing of our products and services will be competitive; however, we intend to compete on service rather than on rates and fees. We believe that the likelihood of success for this strategy is enhanced by the experience, qualifications, and community involvement of the proposed management and directors.

         The second component of our marketing strategy will be to utilize technology where appropriate to provide convenience and service to businesses and customers. We believe that we may have an advantage over our competitors by being able to invest in the latest technologies without having to incur the additional financial and operational costs associated with converting and upgrading existing systems. We intend to provide products and services via the internet, including cash management services to our retail and commercial customers.

         We believe that by using a combination of the competitive advantages of community banking and the convenience of technology, Ohio Legacy Bank will be able to meet the needs of businesses and residents in Wayne and Stark County, Ohio.

COMPETITION

         The statistical data below is publicly available and was provided by SNL Datasource.

         WAYNE COUNTY AND WOOSTER. As of June 30, 1999, the primary service area of Wayne County was served by 43 branch offices, representing 12 bank or savings and loan holding companies. Total deposits in Wooster increased by 17.4% or $112.5 million, between June 30, 1997 and June 30, 1999.

         It is important to note some of the competitive changes that have occurred in Wooster since June 1998. The most significant change was the acquisition of Signal Bank by FirstMerit, which affected nearly $417.0 million in deposits in Wooster. Since the time of the acquisition, FirstMerit has closed three of the branch offices and consolidated the accounts with the remaining offices. In addition, First National Bank, Orrville Savings Bank and Trust Co., United National Bank and Wayne Savings & Loan recently opened new banking offices in Wooster. Therefore, despite the branch closings from the Signal-FirstMerit merger, the net number of branches serving Wooster remained the same at the end of 1999.


         Total deposits in Wayne County grew by more than 16.7% between 1997 and 1999, reaching $1.3 billion in June 1999. It is important to note that Wooster represents more than 58.0% of total deposits in the county.


         STARK COUNTY AND CANTON. Deposits in Canton increased by 13.0%, or $212.7 million since 1997, resulting in total deposits of nearly $1.8 billion in June 1999. Additionally, North Canton realized a solid increase in deposits. Total deposits in North Canton increased from $408.2 million in June 1997 to $465.7 million in June 1999 for growth of 14.1%.

         Similar to Wooster and its relationship to Wayne County, the Canton/North Canton market area represents a significant percentage of county-wide deposits, with nearly 56.8% of total Stark County deposits.

         SUMMARY. In reviewing the competitive nature of both markets there are two positive characteristics that suggest the potential for success of Ohio Legacy Bank. First, both markets have significant deposit bases, which have provided growth for the majority of financial institutions serving the areas. Wooster has a deposit base of $759.6 million and has realized growth since 1996. Canton also has a growing deposit base of approximately $1.8 billion. The overall size of the deposit base in both markets suggests the opportunity for the new bank to generate deposit growth. Second, the presence of locally-owned and managed community banks in both markets is limited. Larger regional banks hold approximately 47.4% of market share in Wooster, approximately 79.1% of market share in Canton, and approximately 96.4% of market share in North Canton. While the larger regional banks in the markets are strong, several studies recently conducted by Young & Associates have indicated that smaller community banks have been growing at a faster rate than larger regional banks presumably by offering a higher level of customer service and by benefiting from positive customer perception of local ownership, local management, and community involvement. Though no assurances can be given, we believe that the large deposit market shares held by the larger regional banks provide Ohio Legacy Bank with the opportunity to effectively position itself as a stable and attractive community banking alternative.

COMMUNITY INVOLVEMENT

         We realize that our success will be dependent on the success of the local communities of Wayne and Stark County, Ohio. We plan to attract and maintain support in each community through the following three methods:

         - PUBLIC OFFERING - This public offering of our shares will give residents in the community an opportunity to have an ownership interest in Ohio Legacy from its inception and be part of its future success.

         - COMMUNITY PARTICIPATION - Our directors and officers are currently and will continue to be members of civic, social and religious organizations, through which we will maintain regular contact with various leaders throughout the community. This type of association will provide a forum for exchange of thoughts and ideas regarding a variety of subjects, including identification of community needs and ways in which we can assist.

         - COMMUNITY COMMUNICATION - We plan to maintain consistent, ongoing communication with Wayne and Stark County, Ohio residents. We will use advertising and public relations tools to consistently inform the communities with respect to our products, services and involvement in local activities and community development.

EMPLOYEES


         We anticipate that when Ohio Legacy Bank opens for business, it will employ approximately 15 full-time employees and 5 part-time employees. Initially, the executive officers of Ohio Legacy Bank will consist of three persons, the Chief Executive Officer and President, the Senior Loan Officer and President of the Stark County Division and the Senior Vice President of Commercial Lending. The remaining employees will provide personal banking services to customers and staff support in the areas of accounting, lending and operations. Other non-banking services such as data processing, compliance and internal audit will be outsourced to companies specializing in these areas.


         We expect that total compensation for Ohio Legacy Bank's employees for the first year of operations will be approximately $853,000. There are no significant increases in compensation planned for the second and third years unless significant increases in deposits and loans occur that would require additional staff. We also intend to provide employees with benefit programs, including medical insurance, paid vacation time and sick leave, and employee stock options.

LITIGATION

         We are not a party to any pending legal proceedings.


                             DESCRIPTION OF PROPERTY


         Our headquarters and the Wayne County banking center will be located at 305 West Liberty St., Wooster, Ohio 44691. We have entered into a 15 year lease agreement for the property, with two five-year renewal options. The one-story brick and frame structure will be built with approximately four thousand square feet. The anticipated completion date is December 2000. The annual base rent is approximately $50,000 plus an amount equal to the yearly amortization of the construction costs, which are estimated to be $550,000, over 180 months, with interest charged at the prime rate plus 1/2%. The facility will include a vault, safe deposit boxes, personal banker stations, an automated teller machine, a night depository drop and drive-up teller stations.

         We have also entered into a lease for temporary facilities four blocks from the permanent site at 132 E. Liberty St., Wooster, Ohio. The temporary site will be used for administrative purposes during the organization of Ohio Legacy Bank and then as a branch office once we receive our charter, until the permanent site is completed.


         Our Stark County banking center will be located at 3900 Dressler Road in Canton, Ohio. We have entered into a ten year lease agreement for the property with two five year renewal options. Annual rent payments will be approximately $60,500 for the first five years of the lease, with 15.0% increases for each renewal term. This facility will be approximately 3,500 square feet and will include a vault, safe deposit boxes, personal banking stations, an ATM, a night depository drop and drive-up teller stations.




                                PLAN OF OPERATION



         We formed Ohio Legacy Corp to own and hold all of the common stock of Ohio Legacy Bank. In July and August of 1999, our organizers filed applications with the OCC and with the FDIC to receive a national bank charter and federal deposit insurance. We have received all preliminary regulatory approvals. Whether the OCC and FDIC grant us final approval and deposit insurance will depend upon, among other things, our compliance with legal requirements imposed by the OCC and the FDIC, including capitalization of Ohio Legacy Bank with at least a specified minimum amount of capital, which we believe will be $7.14 million. Upon receipt of these final regulatory approvals from the OCC and the FDIC, we expect to receive final regulatory approval from the Federal Reserve to become a bank holding company, which must be approved before we can acquire the capital stock of Ohio Legacy Bank. We expect to receive all final regulatory approvals by the third quarter of 2000.



         Our profitability will be dependent upon the successful operations of Ohio Legacy Bank. New banks are typically not profitable in the first year of operation and sometimes do not become profitable for several years, if at all. At March 31, 2000, our accumulated deficit was $362,780. We will continue to incur pre-opening expenses until Ohio Legacy Bank commences operations. We expect to incur total pre-opening expenses of approximately $540,000. Based upon industry standards, management's experience and current market demand, we believe that Ohio Legacy Bank will begin to be profitable in the third quarter of the second year of operations. We cannot assure you, however, that Ohio Legacy Bank will be profitable, or if profitable, that its earnings will equal those of similar banking institutions.


         We face stiff competition in making loans and attracting deposits in our service area. In order to overcome this competitive environment, we plan to become the premier community based financial institution in our service areas by providing personalized bank products and traditional bank services to individuals, small businesses, professionals and other local organizations. We intend to employ professional and consumer friendly individuals who can think outside of the box. While Ohio Legacy

Bank will provide personal computer banking and telephone banking for customers who want this convenience, customers will still be able to talk with employees and have their transactions handled by employees who have the authority and knowledge to take care of them. We plan to open Ohio Legacy Bank with approximately 15 full-time employees and five part-time employees and expect that this number of employees will be sufficient for our first two years of operations.



         Our operating principle focuses on superior customer service through knowledgeable employees and efficient operating systems and technology. Customers will each have one employee assigned to them to serve all of their needs, while at the same time having access to any senior manager when necessary. Policies and procedures will be tailored to the local markets rather than larger regional or state areas.

         Our directors and management plan to focus on the small businesses within the areas, residential real estate mortgages and a growing consumer market. They will rely on themselves, shareholders, management and employees for business development.


         Over the next 12 to 24 months, we plan to continue to offer competitive products in our markets and should have no trouble satisfying our cash requirements for funding loans. We do not plan to pay the highest rates on deposits, but feel we can compete with exceptional customer service. At the same time we do not expect to charge the lowest rates and fees on our loans. We will work with customers to design products and systems that will meet their individual needs, without just being another low cost provider.


         Assuming this offering is fully subscribed, with the exception of the exercise of warrants and options, we do not anticipate any need to raise additional capital for the next three to five years.

         We anticipate that expenditures for furniture, fixtures, and equipment will be approximately $425,000 in the first year of operation. Our largest expenditure items will be for bank equipment such as vaults, safe deposit boxes, ATMs, personal computers, teller equipment and leasehold improvements. These expenditures are expected to meet our needs for the next few years.

                           SUPERVISION AND REGULATION

         Both Ohio Legacy and Ohio Legacy Bank are or will soon be subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Report Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities, including changes brought about by the Financial Services Modernization Act of 1999. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

OHIO LEGACY CORP

         Because we will own the outstanding capital stock of Ohio Legacy Bank, we will be deemed a bank holding company under the federal Bank Holding Company Act of 1956.

         THE BANK HOLDING COMPANY ACT. Under the Bank Holding Company Act, Ohio Legacy will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank holding company level will be limited to:

         -        banking, managing or controlling banks;


         - furnishing services to or performing services for our subsidiaries; and


         - engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

         INVESTMENTS, CONTROL, AND ACTIVITIES. With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         -        acquiring substantially all the assets of any bank;


         - acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5.0% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or


         -        merging or consolidating with another bank holding company.

         In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25.0% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10.0% or more, but less than 25.0%, of any class of voting securities and either Ohio Legacy has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.



         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5.0% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:


         -        making or servicing loans and certain types of leases;

         - engaging in certain insurance and discount brokerage activities;

         -        performing certain data processing services;

         - acting in certain circumstances as a fiduciary or investment or financial adviser;


         -        owning savings associations; and


         - making investment in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes capital requirements on Ohio Legacy under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, Ohio Legacy is able to borrow money to make a capital contribution to Ohio Legacy Bank, and these loans may be repaid from dividends paid from Ohio Legacy Bank to Ohio Legacy. Our ability to pay dividends will be subject to regulatory restrictions as described below in "Ohio Legacy Bank - Dividends." Ohio Legacy is also able to raise capital for contribution to Ohio Legacy Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         SOURCE OF STRENGTH; CROSS-GUARANTEE. In accordance with Federal Reserve Board policy, Ohio Legacy will be expected to act as a source of financial strength to Ohio Legacy Bank and to commit resources to support Ohio Legacy Bank in circumstances in which Ohio Legacy might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.


         OHIO LAW. Ohio's Merger Moratorium Act, enacted in 1990, prohibits certain Ohio corporations from engaging in specified types of transactions with an "interested shareholder" for a period of three years after the shareholder becomes an "interested shareholder" unless the shareholder receives the approval of the corporation's board of directors prior to the acquisition of shares or the consummation of the specified type of transaction. The anticipated effect of the Merger Moratorium Act is to encourage a potential acquiror to negotiate with a target corporation's board of directors prior to obtaining a 10.0% or greater block of shares in the corporation.


OHIO LEGACY BANK

         Ohio Legacy Bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in Ohio Legacy Bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of Ohio Legacy Bank's operations, including:

         -        security devices and procedures;

         -        adequacy of capitalization and loss reserves;

         -        loans;

         -        investments;

         -        borrowings;

         -        deposits;

         -        mergers;

         -        issuances of securities;

         -        payment of dividends;

         -        interest rates payable on deposits;

         -        interest rates or fees chargeable on loans;

         -        establishment of branches;

         -        corporate reorganizations;

         -        maintenance of books and records; and

         - adequacy of staff training to carry on safe lending and deposit gathering practices.

         The OCC requires Ohio Legacy Bank to maintain specified capital ratios and imposes limitations on Ohio Legacy Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The OCC will also require Ohio Legacy Bank to prepare quarterly reports on Ohio Legacy Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate, as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

         -        internal controls;

         -        information systems and audit systems;

         -        loan documentation;

         -        credit underwriting;

         -        interest rate risk exposure; and

         -        asset quality.


         National banks and their holding companies that have been chartered or registered or have undergone a change in control within the past two years or that have been deemed by the OCC or the Federal Reserve Board to be troubled institutions must give the OCC or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         DEPOSIT INSURANCE. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule, which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including Ohio Legacy Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase Ohio Legacy Bank's cost of funds, and we may not be able to pass these costs on to our customers.


         TRANSACTIONS WITH AFFILIATES AND INSIDERS. Ohio Legacy Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10.0% of Ohio Legacy Bank's capital and surplus and, as to all affiliates combined, to 20.0% of Ohio Legacy Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.



         Ohio Legacy Bank will also be subject to the provisions of Section 23B of Federal Reserve Act which among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Ohio Legacy Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit:

         - must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

         - must not involve more than the normal risk of repayment or present other unfavorable features.

         DIVIDENDS. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods, in the case of an annual dividend. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, the payment of cash dividends by a newly organized bank is prohibited by the FDIC for three years, unless special exceptions are made.

         BRANCHING. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Ohio law, Ohio Legacy Bank may establish banking offices in Ohio with the prior approval of the superintendent of financial institutions. In addition, with prior regulatory approval, Ohio Legacy Bank will be able to acquire existing banking operations in Ohio. Furthermore, federal legislation allows interstate branching. The law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the OCC, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Ohio Legacy Bank.

         OTHER REGULATIONS. Interest and other charges collected or contracted for by Ohio Legacy Bank are subject to state usury laws and federal laws concerning interest rates. Ohio Legacy Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

         - Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

         - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

         - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

         - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

         - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

         - rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

         The deposit operations of Ohio Legacy Bank also are subject to the:

         - Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

         - Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking service.


         CAPITAL REGULATIONS. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Ohio Legacy or Ohio Legacy Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to eight percent, of which at least four percent must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatorily convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to one percent of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of zero percent, 20.0%, 50.0%, or 100.0%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100.0% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50.0% rating. Most investment securities are assigned to the 20.0% category, except for municipal or state revenue bonds, which have a 50.0% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a zero percent rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is three percent, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5.0%, a Tier 1 risk-based ratio of no less than 6.0%, and a total risk-based capital ratio of no less than 10.0%, and Ohio Legacy Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."


         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

         -        submit a capital restoration plan;

         -        raise additional capital;

         - restrict their growth, deposit interest rates, and other activities;

         -        improve their management;

         -        eliminate management fees; or

         -        divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect us in several ways. If we grow at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.


         ENFORCEMENT POWERS. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1 million a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.


         RECENT LEGISLATIVE DEVELOPMENTS. On November 12, 1999, the President of the United States signed into law the Financial Services Modernization Act of 1999. FSMA contains a number of provisions that will fundamentally alter the banking and financial services industries. The FSMA repeals Section 20 of the Banking Act of 1933, commonly known as the Glass-Steagall Act, which generally has separated commercial from investment banking. The FSMA will also for the first time allow banks, securities firms and insurance companies to affiliate in a new financial holding company structure.

         Under the FSMA, national bank affiliates will be able to conduct a broad range of financial activities, including providing insurance and securities services. However, the national bank must be well-capitalized and well-managed. In addition, insurance and securities activities will be functionally regulated. For example, the Securities and Exchange Commission will regulate most national bank affiliates' securities activities and the states will regulate their insurance activities. The FSMA preserves the thrift charter, but bars new unitary thrift holding companies from approval that were applied for after May 4, 1999.

         It is not possible to predict what impact the FSMA will have on Ohio Legacy Corp or Ohio Legacy Bank. One consequence may be increased competition from large financial services companies that, under the FSMA, will be permitted to provide many types of financial services to customers.

         EFFECT OF GOVERNMENTAL MONETARY POLICIES. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

         The following table sets forth the names, ages, classes and positions of Ohio Legacy's and Ohio Legacy Bank's executive officers and directors. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three year terms. The terms of office of the classes of directors expire as follows: Class I at the 2003 annual meeting of shareholders, Class II at the 2002 annual meeting of shareholders and Class III at the 2001 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors, a summary of the background and experience of each of these individuals is set forth after the table.


Name                             Age        Class      Position with Ohio Legacy           Position with Ohio Legacy Bank
----                             ---        -----      -------------------------           ------------------------------

D. William Allen                 48         III        Director                            Director
Robert F. Belden                 52         II         Director                            Director
Robert E. Boss                   43                    N/A                                 Senior Vice President of Commercial
                                                                                           Lending
J. Edward Diamond                61         I          Director                            Director
L. Dwight Douce                  51         I          President, Chief Executive          President, Chief Executive Officer
                                                       Officer and Director                and Director

Scott J. Fitzpatrick             47         III        Director                            Director
Gregory A. Long                  51         II         Director                            Director
Michael D. Meenan                46         III        Director                            Director
Steven G. Pettit                 42                    Vice President                      Senior Loan Officer, President of

                                                                                           Stark County Division
Daniel H. Plumly                 47         I          Director and Secretary              Director
Thomas W. Schervish              59         II         Director                            Director


         D. William Allen (Director). Since 1997, Mr. Allen has been in commercial real estate sales and management for George N. Swallow, Inc. From 1994 to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation. Mr. Allen currently serves as the President of Meals on Wheels of Stark and Wayne Counties and as Secretary of the Board of Governors of Mercy Medical Hospital. Mr. Allen is also involved with the Pro Football Hall of Fame Festival, where his involvement spans 25 years, and served as its General Chairman in 1993. Mr. Allen's activities also include Congress Lake Club Board of Directors, Greater Canton Chamber of Commerce Vice Chairman of the Board of Directors, Chairman of the Norma Tschantz and Walter C. Deuble Caddy Scholarship Fund, Clubs for Kids Board of Directors, Buckeye Council of the Boy Scouts of America, United Way and Walsh University.

         Robert F. Belden (Director). Since 1995, Mr. Belden has served as the President of the Belden Brick Company, a Canton based company since 1885. From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for Belden Brick. Mr. Belden served as a director of both Signal Corporation and Signal Bank from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a BS degree in Mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community affairs including the American Red Cross, Canton Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and others.

         Robert E. Boss (Senior Vice President of Commercial Lending). Mr. Boss has more than 20 years of financial institution experience in a variety of lending positions. From January 1990 to March of 2000, Mr. Boss held several positions at the Commercial and Savings Bank of Millersburg, Ohio, the last of which was the position of Senior Vice President and Senior Lending Officer. Mr. Boss previously worked in various loan areas for Bank One of Wooster from 1987 to 1990. Mr. Boss is on the Board of the Holmes County Training Center, President of the Holmes County Economic Development Council and a Director of the Buckeye Council of the Boy Scouts of America. Mr. Boss is a graduate of Mount Union College with a BA Degree in accounting. Mr. Boss was born and lives in Millersburg.

         J. Edward Diamond (Director). Mr. Diamond, a private investor since 1984 in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a resident of Canton his entire life.


         L. Dwight Douce (President/Chief Executive Officer and Director). Mr. Douce has more than 26 years of financial institution experience in a diverse number of positions, with 16 years experience in the Wooster area. From October of 1996 to February of 1999, Mr. Douce served as President-Chief Operating Officer of Signal Bank, a $1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches. From 1985 to October of 1996, Mr. Douce served as Executive Vice President and Chief Financial Officer of First Federal Savings and Loan Association (Signal Bank's predecessor). During Mr. Douce's tenure, Signal Bank grew from a $200.0 million to a $1.8 billion financial services institution. Mr. Douce graduated from Capital University with a B.S. in business administration. He has been a resident of the Wooster area for the last sixteen years and has been very active in civic and social activities including the Wayne Development Council, American Heart Association, Kiwanis, United Way and other activities.


         Scott J. Fitzpatrick (Director). Since 1983, Mr. Fitzpatrick has served as a partner in Fitzpatrick Enterprises in Canton, Ohio. The partnership is primarily involved in the development and sale of real estate and management of properties.

         Gregory A. Long (Director). Mr. Long is a licensed CPA with over 27 years experience in the business and, since 1983, has served as the President of Long & Wilson, Inc. CPA's of Wooster, Ohio. Mr. Long is actively involved as a board member of the Wayne County Historical Society and is President of Buckeye Council, Inc., Boy Scouts of America. He is also a member of Rotary Club and a coach in Wooster Youth Baseball, and is retired from the Army Reserve as a Lt. Col. and is Scoutmaster of Boy Scout Troop 61 of Wooster.

         Michael D. Meenan (Director). Since 1989, Mr. Meenan has served as the President and owner of Riverview Industrial Wood Products, Inc. based in Wooster. Mr. Meenan is involved in the local rotary organization as well as other non-profit organizations in the Wooster area.

         Steven G. Pettit (Senior Loan Officer, President of Stark County Division). Mr. Pettit has 15 years of commercial banking experience in a diverse number of lending positions in both Stark and Wayne Counties. From February to September of 1999, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. From March of 1996 to February of 1999, Mr. Pettit held the same position at Signal Bank, N.A., a $1.8 billion financial institution. From January of 1994 to March of 1996, Mr. Pettit served as Manager of Commercial Lending for FirstMerit. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton Area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne Counties and the United Way.

         Daniel H. Plumly (Director and Secretary). Since 1981, Mr. Plumly has been a partner with Critchfield, Critchfield & Johnston, the largest law firm in Wooster. Mr. Plumly served on the board of directors of Signal Corporation and Signal Bank from 1986 to 1999. Mr. Plumly is the Vice President of Meals on Wheels of Stark and Wayne Counties and is involved in coaching youth football, basketball and lacrosse. He also serves as Chairman of the Board of Governors of Wooster Country Club, as a trustee of the Wooster Boosters Club, as a member of the Board of Trustees of the United Methodist Church, as a member of the Board of Directors of Main Street, Inc. and as a trustee of the Wooster Lacrosse Club.

         Thomas W. Schervish (Director). Since 1984, Mr. Schervish has served as the owner and president of Stark Management Company, which owns and operates a number of restaurant franchises in the Stark County area. The company also provides management and consulting services to other local businesses. He graduated from the University of Detroit with a B.S. in marketing. Mr. Schervish is very active in community affairs including the Pro Football Hall of Fame, Stark Development Board, Rotary, Walsh University Board of Trustees, Junior Achievement and others.


GENERAL

         Initially, our board will consist of nine directors, eight of whom will be independent directors. Our board will always consist of at least a majority of independent directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. In accordance with our code of regulations, the initial term of office of directors of Class I will expire at the annual meeting of the shareholders to be held in 2003 and when their respective successors are duly elected and qualified; the initial term of the office of Director of Class II will expire at the annual meeting of shareholders to be held in 2002 and when their respective successors are duly elected and qualified; and the initial term of the office of Director of Class III will expire at the annual meeting of shareholders to be held in 2001 and when their respective successors are duly elected and qualified. At each annual meeting of shareholders, successors to the directors whose term expires at the annual meeting will be elected for three-year terms.

If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting in an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office. The executive officers of Ohio Legacy and Ohio Legacy Bank are elected annually by the board of directors following the annual meeting of shareholders and serve at the pleasure of the board.

COMMITTEES OF THE BOARD OF DIRECTORS

         Ohio Legacy Bank's board of directors has established four committees. These committees meet with management on a regularly scheduled basis to review Ohio Legacy Bank's policies, procedures and operating performance on particular functional areas. The activities of all committees are reviewed by the board of directors. These committees are established in accordance with the bylaws of Ohio Legacy Bank, which may be changed from time to time by a majority vote of Ohio Legacy Bank.

         The Loan Committee will be comprised of five directors, one of whom will be an officer of Ohio Legacy Bank. The primary responsibilities of the Loan Committee are to review and approve loans over particular limits and review and approve changes to Ohio Legacy Bank's lending policies and procedures.

         The Executive Committee is comprised of three directors. The directors currently serving on this Committee include Messrs. Douce, Schervish and Belden. The Executive Committee meets as needed, and its primary responsibilities include exercising the authority of the board of directors in between board meetings, to the extent permitted by law.

         The Compensation Committee is comprised of three directors, with its primary responsibility being the review of personnel policies and practices and evaluation of senior management. The directors currently serving on the Compensation Committee include Messrs. Plumly, Diamond and Belden.

         The Audit/Compliance Committee is comprised of three directors, none of whom are officers of Ohio Legacy Bank. The Audit/Compliance Committee's primary responsibilities are the review of internal and external auditors' reports, the review of internal loan review reports, evaluation of the internal auditor and external audit firm, and the review of regulatory examination results. The directors currently serving on this Audit/Compliance Committee include Messrs. Long, Allen and Fitzpatrick.

COMPENSATION OF DIRECTORS

         Employee directors will receive no compensation for their services as directors. Non-employee directors will receive reimbursement of reasonable expenses incurred in serving as a director. In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director of Ohio Legacy will receive:

         - a grant of 2,500 non-qualified options to purchase shares of Ohio Legacy on the date that person first becomes a director or at the closing of this offering, which will vest annually in equal amounts over three years and have an exercise price equal to the fair market value on the date of grant.

         - an annual grant of 1,000 non-qualified options at each annual meeting of shareholders under the Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, which will vest immediately and have an exercise price equal to the fair market value on the date of grant.

          However, due to FDIC Regulations, options will not be granted to any non-employee director for one year following the offering.

EXECUTIVE COMPENSATION

         Ohio Legacy Corp and Ohio Legacy Bank have entered into one-year employment agreements with Mr. Douce, as its Chief Executive Officer and President, and Mr. Pettit, as its Senior Vice President of Lending and President of the Stark County Division. Each employment agreement renews automatically for an additional year unless either party furnishes at least sixty days notice to the other of its intent to terminate the agreement. Mr. Douce's employment agreement commences on the date that Ohio Legacy Bank begins operations. Mr. Pettit's employment agreement commenced effective October 6, 1999. If we do not open Ohio Legacy Bank, we must continue paying Mr. Pettit under his employment agreement for a period of one year from the commencement date of his agreement or until he finds other employment.

         Each of Mr. Douce and Mr. Pettit will receive an annual base salary of $100,000 and will be eligible for bonuses at the board of directors' discretion. Each will also be eligible to participate in all employee benefit plans, stock option plans, health insurance and other fringe benefits commensurate with their positions.

         Upon a change in control of Ohio Legacy, each of Mr. Douce and Mr. Pettit will have the right to terminate his employment and receive a severance payment equal to 2.99 times his current annual compensation. In addition, all previously granted stock options will vest in the event of a termination of employment upon a change in control.

OMNIBUS STOCK OPTION, STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

         We have adopted an Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, which is designed to attract qualified individuals to serve as directors and employees and to motivate them to contribute to our success and the growth of our common stock. The plan will provide selected directors and employees with equity ownership opportunities and potentially tax-advantageous future compensation. The following is a summary of the principal provisions of the plan.

         ADMINISTRATION. A compensation committee appointed by our board of directors will interpret and administer the plan, and prescribe, amend and rescind rules relating to the plan, under the supervision and, in most matters, with the approval of the board.

         SHARES AVAILABLE UNDER THE PLAN. A total of 100,000 common shares are available for grants under the plan. This amount may be adjusted by the board in cases of any increase or decrease in the number of outstanding common shares from dividend payment, stock split, recapitalization, merger, share exchange acquisition, combination or reclassification.

         TYPES OF AWARDS UNDER THE PLAN. We may grant the following types of awards under the plan to eligible persons:

         -        non-qualified stock options;

         -        incentive stock options; and

         -        restricted stock.

         STOCK OPTIONS TO EMPLOYEES AND DIRECTORS. Under the plan, we will automatically grant 2,500 non-qualified options to each non-employee director at the time that person first becomes a director or at the closing of this offering. In addition, each non-employee director will receive an annual grant of 1,000 non-qualified options during his tenure on the board. However, due to FDIC Regulations, options will not be granted to any non-employee director for one year following the offering.


         We may grant incentive stock options, as defined in Section 422 of the Internal Revenue Code, and/or non-qualified stock options to our employees, including employees who also serve as directors. We may, however, only grant non-qualified stock options to non-employee directors.

         Each option granted under the plan will be evidenced by an option agreement or, in the case of an automatic grant to a non-employee director, a director option agreement.


         The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant. For a recipient of incentive stock options that already owns more than 10.0% of the combined voting power of Ohio Legacy at the time of the grant, however, the exercise price of an incentive stock option shall not be less than 110.0% of such fair market value.


         In the event of a change in control of Ohio Legacy, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement.

         RESTRICTED STOCK. We may also grant restricted stock awards under the plan to our directors and employees. Each grant of restricted stock will be evidenced by a restricted stock grant agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Supervision and Regulation -- Transactions with Affiliates and Insiders" on page 36. These transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features.


         Loans to individual directors and officers must also comply with Ohio Legacy Bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors who will have access, at Ohio Legacy's expense, to Ohio Legacy's or independent legal counsel.

                             PRINCIPAL SHAREHOLDERS

         The following table gives information about the anticipated beneficial ownership of Ohio Legacy capital stock after the offering by:


         - each person expected to own more than five percent of Ohio Legacy's common shares;


         -        each of Ohio Legacy's executive officers and directors; and

         - all of Ohio Legacy's executive officers and directors as a group.




                                                                                    Percent of Class     Percent of Class
Name                               Common Shares(1)       Warrants Granted (2)        (Minimum)(3)          (Maximum)(3)
-----                              -------------          ----------------            ---------             ---------

Directors and executive
officers:
L. Dwight Douce...............          45,000                   26,700                   6.4%                5.1%
Gregory A. Long...............          30,000                   23,700                   4.8                  3.8
Michael D. Meenan.............          15,000                   17,700                   2.9                  2.3
Daniel H. Plumly..............          15,000                   17,700                   2.9                  2.3
D. William Allen..............          15,000                   17,700                   2.9                  2.3
Robert F. Belden..............          15,000                   17,700                   2.9                  2.3
J. Edward Diamond.............          50,000                   27,700                   7.0                  5.5
Thomas W. Schervish...........          40,000                   25,700                   5.9                  4.6
Scott J. Fitzpatrick..........          35,000                   24,700                   5.4                  4.2
Steven G. Pettit..............           2,000                      400                    .2                   .2
Robert E. Boss................          10,000                    2,000                   1.1                   .5
                                       -------                  -------                  ----                 ----

Directors and executive
officers as a group (11):.....         272,000                  201,700                  42.4%                33.5%
                                       =======                  =======                  ====                 ====


(1) Reflects common shares purchased prior to this offering (as adjusted for the stock split), and common shares purchased in this offering.


(2) Reflects warrants granted in connection with Ohio Legacy's initial capitalization and warrants issued in connection with the purchase of common shares in this offering. In recognition of the financial risk and efforts they have undertaken in organizing Ohio Legacy, we expect to grant the organizers up to an aggregate of 150,000 warrants. These warrants are in addition to any warrants received in connection with the purchase of shares in this offering. Organizers will receive warrants based upon their contribution to Ohio Legacy, subject to an individual limit of 18,000 warrants and an overall limit of 150,000 warrants in order to comply with a 15.0% regulatory limit imposed on grants of warrants and options to directors, officers, promoters, 5.0% shareholders and employees for a period of one year following the offering. This column reflects all warrants owned by the respective shareholder, regardless of vesting requirements of the organizer warrants. For a description of the distribution and terms of the warrants, please see "Capitalization" on page 20.

(3) We calculated the minimum and maximum percentages based on the exercise of 201,700 warrants, which would increase the total number of outstanding shares by 201,700.

                            DESCRIPTION OF SECURITIES

GENERAL


         We are authorized to issue up to 2,500,000 common shares, without par value and 500,000 preferred shares, also without par value. We have no preferred shares outstanding as of the date of this offering. Upon completion of this offering, we will have up to 1,213,500 common shares issued and outstanding and 490,000 shares reserved for issuance.


         Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders, and do not have the right to vote cumulatively in the election of directors.


         Our board of directors has full discretion to determine the payment of dividends on common shares, subject to regulatory restrictions. Common shareholders will have equal rights to receive dividends ratably, as and when declared by the board of directors out of funds legally available, subject to the dividend rights of serial preferred shares that may be issued in the future. In the event of any liquidation, dissolution or winding-up of Ohio Legacy, common shareholders will receive the assets of Ohio Legacy available for distribution.


         Ohio Legacy common shareholders do not have preemptive or preferential rights to purchase or subscribe to any shares or other securities of Ohio Legacy.

         All of the common shares issued pursuant to this offering will be validly issued, fully paid and nonassessable. Ohio Legacy acts as its own transfer agent and registrar.

PUBLIC WARRANTS


         Each purchaser of our common shares will receive one warrant for every five shares purchased. The warrants will carry no voting rights and may be exercised at any time within the seven years following their issuance. Each warrant will entitle the holder to purchase one common share at a purchase price of $10.00 at any time during the life of the warrant. The warrants may be called by Ohio Legacy at any time after the first year of issuance at $0.10 per warrant. We may wish to raise additional capital in order to support future loan growth or for branch expansion, prior to engaging in any other capital enhancement alternative. If called, each holder of a warrant must exercise the warrant within 30 days after such call or the warrant will expire with no payment being made to the warrant holder, other than $0.10 per warrant. Warrants are only transferable with the underlying common shares in increments of one warrant for every five shares transferred. In no case will we issue fractional warrants. If less than five shares are transferred, no warrants will be passed with that transfer and the warrant will be terminated. Warrants entitle the holder thereof to no other rights in Ohio Legacy.


ORGANIZER WARRANTS

         In addition to the warrants received in connection with the purchase of common shares in this offering as described in the above paragraph, we expect to grant to our organizers up to an aggregate of 150,000 warrants, which will vest in approximately equal percentages each year over the initial three years of operation. Organizers will receive warrants based upon their contribution to Ohio Legacy, subject, however, to an individual limit of 18,000 warrants and an overall limit of 150,000 warrants in order to comply with a 15.0% regulatory limit being imposed on grants of warrants and options to directors, officers, promoters, 5.0% shareholders and employees for a period of one year following the offering. Each warrant will entitle the holder to purchase a share of common stock at the price of $10.00 per share and will expire ten years from the date of issuance. The warrants will be nontransferable, except to affiliates of the holder and for estate planning reasons. The warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of Ohio Legacy. For more information on these restrictions see "Shares Eligible For Future Sale" on page 56.


SPECIAL VOTE FOR CONTROL SHARE ACQUISITIONS

         Under Ohio law, unless a corporation's articles of incorporation or regulations provide otherwise, any "control share acquisition" of an "issuing public corporation" can be made only with the prior authorization of the corporation's shareholders in accordance with the Ohio control share acquisition statute (the "statute"). As an alternative, an Ohio corporation may include in its articles of incorporation or regulations restrictions on transfer of its shares in connection with a "control share acquisition," including procedures for obtaining the consent of shareholders and for the screening by directors of proposals for such acquisitions. Our articles provide that the statute does not apply to us. Specifically, Article Eighth sets forth a procedure for obtaining shareholder consent that is consistent with the statute, subject to the right of directors to screen out proposals that do not meet the standards set forth in Article Eighth. The right of the board to screen control share acquisitions is the principal difference between Article Eighth and the requirements of Ohio law which would otherwise be applicable to Ohio Legacy.

         A "control share acquisition" is defined in Article Eighth as any acquisition, directly or indirectly, of Ohio Legacy common shares which, when added to all other Ohio Legacy common shares owned or controlled by the acquiror, would entitle the acquiror to exercise or direct the exercise of voting power in the election of directors within any of the following ranges of voting power:

         -        one-fifth or more but less than one-third;

         -        one-third or more but less than a majority; and

         -        a majority or more.

         Article Eighth requires that a person proposing to make a control share acquisition deliver a written notice to Ohio Legacy describing, among other things, the terms of the proposed acquisition and giving reasonable evidence that the proposed control share acquisition would not be contrary to law and that the person who gave the notice has the financial capacity to make such an acquisition. Ohio Legacy is required to call and hold, within 50 days after receipt of the notice, a special meeting of shareholders to vote on the proposed control share acquisition. However, the board of directors has no obligation to call this meeting if it determines that:

         -        the notice was not given in good faith;

         - the proposed control share acquisition would not be in the best interests of Ohio Legacy and its shareholders; or

         - the proposed control share acquisition could not be completed for financial or legal reasons.

         In addition, the board of directors may adjourn the special shareholders meeting if prior to the meeting Ohio Legacy has received notice of another proposed control share acquisition, merger, consolidation or sale of assets of the corporation and decided that such proposal should be presented to shareholders instead either at the adjourned meeting or a special meeting to be held at a later date.

         Article Eighth provides that a determination by the board not to call the special shareholders meeting will not be deemed void or voidable with respect to Ohio Legacy merely because one or more directors who participate in making the determination might be deemed to be other than "disinterested directors," if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors participating in the determination, and these directors, in good faith reasonably justified by the facts, make this determination by a majority of the "disinterested directors," even though such "disinterested directors" constitute less than a quorum. For these purposes, a "disinterested director" means a director whose material contacts with Ohio Legacy are limited principally to activities as a director, a shareholder, a customer or a depositor of Ohio Legacy or any of its subsidiaries or affiliates. However, a director would not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed control share acquisition were approved and consummated.

         The notice to shareholders of the special meeting must include or be accompanied by both the acquiring person's notice and a statement by the Ohio Legacy board of directors of its position or recommendation with respect to the proposed acquisition or a statement that no position is being taken or recommendation being made.

         Approval of a control share acquisition requires the affirmative vote of both:

         -        a majority of the voting power represented at the meeting, and

         - a majority of that portion of such voting power excluding any "interested shares" -- that is, those shares held by the acquiring person and Ohio Legacy officers and directors.

         As drafted, Article Eighth also provides that proxies, which are otherwise irrevocable if coupled with an interest, given in connection with a control share acquisition are revocable at any time prior to obtaining the requisite shareholder vote.


         Any amendment, modification or repeal of Article Eighth requires approval of at least 80.0% of Ohio Legacy's outstanding voting stock.

         Each Ohio Legacy stock certificate will have a legend stating that such shares are subject to the provisions of Article Eighth. The issuance or transfer of shares in violation of Article Eighth will be null and void. In the event Ohio Legacy is not permitted to treat an issuance or transfer of shares in violation of Article Eighth as null and void, Article Eighth provides that such shares will be treated as treasury shares, not entitling the holder to exercise shareholder rights or receive dividends.

SERIAL PREFERRED SHARES

         Article Fourth of our articles authorizes 500,000 preferred shares, with no par value, which may be issued in one or more series by the board of directors. We intend that the issuance of the preferred shares must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to Ohio Legacy's or independent legal counsel. The board may establish, among other things, the number of shares in each series, dividend rates, cumulative rights, redemption rights or prices, sinking fund provisions, and conversion rights of the serial preferred shares. The serial preferred shareholders are entitled to be paid dividends when and as declared in preference to the common shareholders. In liquidation or dissolution, the serial preferred shareholders are entitled to be paid for their shares, plus the amount of any dividends in arrears, before any amounts are paid to the common shareholders. The serial preferred shareholders are entitled to one vote per share on all matters presented to the shareholders. Except as indicated below, the serial preferred shareholders vote with the common shareholders on matters presented to the shareholders. All serial preferred shares shall be of equal rank unless otherwise determined by the board of directors.

         In the event of a control share acquisition of Ohio Legacy that the board of directors does not approve, it would be possible for the board to authorize the issuance of a series of serial preferred shares with rights and preferences that could impede the completion of such a transaction. The flexibility of the board to take such action will be increased by virtue of the denial of preemptive rights. However, we do not currently have any plans, arrangements, commitments or understandings to issue any serial preferred shares. Any serial preferred shares issued in the future will be on terms, which the board of directors deems to be in the best interests of Ohio Legacy and its shareholders.

OTHER PROVISIONS

         Some other provisions of our articles and regulations may also tend to discourage attempts to acquire control of Ohio Legacy. These include:

         - advance notice requirements for director nominations and shareholder proposals;


         - provisions which permit a special meeting to be called by shareholders only with the approval of the holders of 50.0% or more of the outstanding voting shares;


         - provisions which provide for a staggered board of directors divided into three classes as nearly equal in number as possible.

                                  SALES AGENTS


         We have engaged McDonald Investments Inc. and Trident Securities, a division of McDonald Investments Inc., to serve as our sales agents in connection with this offering, pursuant to a Placement Agent Agreement. McDonald and Trident were chosen because of their general experience in the financial services industry and because of their experience in transactions involving community offerings.


         McDonald and Trident have provided advice to us regarding the structure of the offering and the marketing of our shares. McDonald and Trident will use their best efforts to solicit subscriptions and purchase orders for our shares.

         McDonald and Trident have not prepared any report or opinion constituting a recommendation or advice to us, nor have they prepared an opinion as to the fairness of the offering price or the terms of the offering. McDonald and Trident express no opinions as to the prices at which shares to be distributed in connection with the offering may trade if and when they are issued at any future time.

         As compensation for their services, we have agreed to pay McDonald and Trident as follows:


         - a management fee of $200,000, provided that McDonald and Trident raise at least $9,500,000 before expenses;

         - a sales commission equal to four percent of the aggregate dollar amount of shares sold in excess of $4,000,000 and not to exceed $7,000,000;

         - a sales commission equal to seven percent of the aggregate dollar amount of shares sold in excess of $7,000,000 and not to exceed $9,500,000; and

         - a sales commission equal to seven and one-half percent of the aggregate dollar amount of shares sold in excess of $9,500,000 and not to exceed $12,000,000.


         In the event that selected dealers are used to facilitate sales of stock, such dealers will be paid a fee in an amount competitive with underwriting discounts charged for comparable amounts of stock sold at a comparable price per share in a similar market environment. It is anticipated such fees may approximate five percent of the amount of the order and will be paid by McDonald and Trident from their fee, and not in addition to their fee.

         We have agreed to indemnify, defend and hold harmless McDonald and Trident, their officers, employees, agents and controlling persons, against all claims, losses, actions, judgments, damages and expenses arising from their engagement with McDonald and Trident, including liabilities under the federal securities laws, provided that indemnification shall not be provided for such matters if due to the gross negligence of McDonald or Trident, and to contribute payments to McDonald or Trident should McDonald or Trident be required to make payments in connection with any such claims or liabilities.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 1701.13 of the Ohio Revised Code provides for the indemnification of officers and directors against liability and expenses that may be incurred by them in the event of an action against them as a result of their service for or on behalf of Ohio Legacy. Our regulations contain specific provisions with regard to indemnification of our directors and officers, in compliance with the general provisions of Section 1701.13. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE


         As of March 31, 2000, Ohio Legacy had 135 common shares outstanding held by a group of nine organizers. We expect to authorize a 100 to 1 stock split concerning these 135 shares immediately prior to the closing of this offering, increasing those shares to 13,500. Upon completion of this offering, we will have a minimum of 913,500 and a maximum of 1,213,500 common shares outstanding. All of these shares will be freely transferable without restriction of future registration, except for the approximately 272,000 common shares purchased by Ohio Legacy directors, executive officers and affiliates, as defined in Rule 144 of the Securities Act.

         In general, under Rule 144, an affiliate may sell shares within any three month period in an amount limited to the greater of one percent of the outstanding shares or the average weekly trading volume of the shares over the four week period immediately preceding the sale. Rule 144 sales are also subject to the holding periods, notice requirements, manner of sale restrictions and information requirements.


         In addition to any other restrictions, Ohio Legacy officers and directors have agreed with the sales agent not to sell their shares for 180 days after the closing of the offering.


                                  LEGAL MATTERS

         The validity of the common shares offered with this prospectus has been passed upon for Ohio Legacy by the law firm Squire, Sanders & Dempsey L.L.P. Certain legal matters relating to this offering will be passed upon for the sales agents by Brouse McDowell L.P.A., 500 First National Tower, Akron, Ohio 44308.

                                     EXPERTS

         The financial statements of Ohio Legacy Corp as of December 31, 1999 and for the period from July 1, 1999, the date of inception, to December 31,1999, included in this prospectus and in the Registration Statement have been audited by Crowe, Chizek and Company LLP, independent public accountants, as set forth in their report dated February 2, 2000, which appears elsewhere herein and in the Registration Statement. All such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                               WHERE YOU CAN FIND
                                MORE INFORMATION

         Upon the completion of this offering, Ohio Legacy will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by Ohio Legacy at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public at the SEC's internet site located at http://www.sec.gov.

         This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Ohio Legacy, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         After the offering, we expect to provide annual reports to our shareholders that include financial information examined and reported on by our independent public accountants.

         Requests for these documents should be directed to L. Dwight Douce at
(330) 263-1955.

                                OHIO LEGACY CORP
                          (A DEVELOPMENT STAGE COMPANY)
                                  Wooster, Ohio

                              FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                                  Wooster, Ohio




                              FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999




                                    CONTENTS




REPORT OF INDEPENDENT AUDITORS............................................................................     F-1


FINANCIAL STATEMENTS

      BALANCE SHEETS AS OF MARCH 31, 2000 (UNAUDITED) AND
        DECEMBER 31, 1999.................................................................................    F-2

      STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED
        MARCH 31, 2000 (UNAUDITED) AND FOR THE PERIOD FROM

        JULY 1, 1999 TO DECEMBER 31, 1999.................................................................    F-3

      STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE
        THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND FOR
        THE PERIOD FROM JULY 1, 1999 TO DECEMBER 31, 1999.................................................    F-4

      STATEMENT OF CASH FLOWS FOR THE THREE MONTHS ENDED
        MARCH 31, 2000 (UNAUDITED) AND FOR THE PERIOD FROM
        JULY 1, 1999 TO DECEMBER 31, 1999.................................................................    F-5

      NOTES TO FINANCIAL STATEMENTS.......................................................................    F-6

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Ohio Legacy Corp
Wooster, Ohio


We have audited the accompanying balance sheet of Ohio Legacy Corp as of December 31, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the period from July 1, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ohio Legacy Corp as of December 31, 1999, and the results of its operations and its cash flows for the period from July 1, 1999 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.




                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
February 2, 2000


________________________________________________________________________________

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                                  BALANCE SHEET
                March 31, 2000 (Unaudited) and December 31, 1999


--------------------------------------------------------------------------------


                                                                                    March 31,           December 31,
                                                                                      2000                  1999
                                                                                      ----                  ----
                                                                                   (Unaudited)
ASSETS
Cash and due from banks                                                           $     15,199         $    116,757
Leasehold improvements                                                                   2,469                   --
Furniture and equipment                                                                 42,769                   --
Computer equipment and software                                                         57,440                   --
Deferred offering costs                                                                 50,356               79,552
Other assets                                                                            66,519               84,218
                                                                                  ------------         ------------

         Total assets                                                             $    234,752         $    280,527
                                                                                  ============         ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Accounts payable                                                             $    247,532         $    129,171
     Notes payable to stockholders                                                     215,000              135,000
                                                                                  ------------         ------------

         Total liabilities                                                             462,532              264,171

Stockholders' equity
     Common stock - no par value, 2,500,000 shares authorized;
       13,500 shares issued and outstanding                                            135,000              135,000
     Deficit accumulated during the development stage                                 (362,780)            (118,644)
                                                                                  ------------         ------------

         Total stockholders' equity                                                   (227,780)              16,356
                                                                                  ------------         ------------

         Total liabilities and stockholders' equity                               $    234,752         $    280,527
                                                                                  ============         ============
___________________________________________________________________________________________________________________


                 See accompanying notes to financial statements

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
            For the Three Months ended March 31, 2000 (Unaudited) and
    For the Period from July 1, 1999 (Date of Inception) to December 31, 1999

--------------------------------------------------------------------------------



                                                                            Three Months                   From
                                                                                Ended                 July 1, 1999 to
                                                                           March 31, 2000            December 31, 1999
                                                                           --------------            -----------------
                                                                             (Unaudited)
EXPENSES
     Salaries and benefits                                                 $    148,129                $     31,171
     Occupancy and equipment                                                     14,145                          --
     Offering expense                                                            65,648                          --
     Professional fees                                                              989                      69,920
     OCC application fee                                                             --                      15,000
     Telephone, supplies and other                                               11,576                       2,553
     Interest expense                                                             3,649                          --
                                                                           ------------                ------------

         Net loss                                                          $    244,136                $    118,644
                                                                           ============                ============

___________________________________________________________________________________________________________________


                 See accompanying notes to financial statements

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
  For the Three Months Ended March 31, 2000 (Unaudited) and For the Period from
              July 1, 1999 (Date of Inception) to December 31, 1999

--------------------------------------------------------------------------------


                                                                                                           Total
                                                                       Common        Accumulated       Stockholders'
                                                                        Stock          Deficit            Equity
                                                                        -----          -------            ------

Issuance of common stock                                           $     135,000    $         --       $    135,000

Net loss July 1, 1999 (date of inception) to
  December 31, 1999                                                           --        (118,644)          (118,644)
                                                                   -------------    ------------       ------------

Balance December 31, 1999                                                135,000        (118,644)            16,356

Net loss for the three months ended March 31, 2000
  (Unaudited)                                                                 --        (244,136)          (244,136)
                                                                   -------------    ------------       ------------

Balance March 31, 2000 (Unaudited)                                 $     135,000    $   (362,780)      $   (227,780)
                                                                   =============    ============       ============
___________________________________________________________________________________________________________________


                 See accompanying notes to financial statements

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                            STATEMENT OF CASH FLOWS
  For the Three Months Ended March 31, 2000 (Unaudited) and For the Period from
              July 1, 1999 (Date of Inception) to December 31, 1999

--------------------------------------------------------------------------------


                                                                                  Three Months        July 1, 1999 to
                                                                                 Ended March 31,       December 31,
                                                                                      2000                 1999
                                                                                      ----                 ----
                                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                     $   (244,136)        $   (118,644)
     Adjustments to reconcile net loss to net cash from operating activities
         Change in deferred offering costs                                              29,196              (79,552)
         Change in other assets                                                         17,699              (84,218)
         Increase in accounts payable                                                  118,361              129,171
                                                                                  ------------         ------------
              Net cash from operating activities                                       (78,880)            (153,243)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of premises and equipment                                               (102,678)                  --

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of common stock                                             --              135,000
         Proceeds from notes payable to stockholders                                    80,000              135,000
                                                                                  ------------         ------------
              Net cash from financing activities                                        80,000              270,000
                                                                                  ------------         ------------

Net change in cash and cash equivalents                                               (101,558)             116,757

Cash and cash equivalents at beginning of period                                       116,757                   --
                                                                                  ------------         ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $     15,199         $    116,757
                                                                                  ============         ============
___________________________________________________________________________________________________________________


                 See accompanying notes to financial statements

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999

--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION: Ohio Legacy Corp (the Corporation) was incorporated July 1, 1999, and was a development stage company as of March 31, 2000 (unaudited) and December 31, 1999. The Corporation will be devoting its efforts to the offering of its common shares to the general public and to obtaining regulatory approvals, recruiting personnel and financial planning related to the organization of Ohio Legacy. The Corporation is expected, upon completion of a public stock offering, to purchase 100% of the common stock of Ohio Legacy Bank, a national-chartered bank. The Corporation will file an application to become a bank holding company with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended.

The Corporation intends to sell between 900,000 and 1,200,000 shares of its common stock at $10.00 per share. Each purchaser of common stock in this offering will receive one warrant for every five common shares purchased. Each warrant will represent the right of the holder to purchase one common share at a price of $10.00 at any time within seven years following the opening of Ohio Legacy Bank. The offering is expected to raise between $8,575,000 and $11,152,000, net of estimated underwriting commissions and offering expenses. The Board of Directors and Executive Officers of the Corporation are expected to own approximately 272,000 shares of common stock at $10.00 per share after the public offering.

NATURE OF BUSINESS: The Corporation, through its subsidiary, Ohio Legacy Bank, intends to open banking centers in Wooster and Canton, Ohio, and offer a full range of consumer and commercial banking services to individuals and businesses in the Wayne and Stark County, Ohio, markets.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Areas involving the use of management's estimates and assumptions include the realization of deferred tax assets.

CASH FLOWS: Cash and cash equivalents include cash and deposits with a financial institution with original maturities under ninety days.

ORGANIZATION AND STOCK OFFERING COSTS: Costs directly associated with the organization of the Corporation and Ohio Legacy Bank have been expensed as incurred. Costs directly associated with preparing a previous stock offering, which expired on April 14, 2000, with no continuing value to the current stock offering, have been expensed during the three months ended March 31, 2000 (unaudited). Costs directly associated with preparing the current stock offering have been deferred and will be deducted from the proceeds received in the offering. If the stock offering is not completed, any deferred costs will be charged to operations.


________________________________________________________________________________

                                 (Continued)

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999

--------------------------------------------------------------------------------



NOTE 1 - ORGANIZATION AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME: Comprehensive income consists of net income (loss) and other comprehensive income. Other comprehensive income includes items such as unrealized gains and losses on securities available for sale and changes in minimum pension liability, which are also recognized as separate components of stockholders' equity. The Corporation had no other comprehensive income items for the period presented. As a result, comprehensive income consists only of net loss for the period presented.

STOCK SPLIT: As part of its initial capitalization, the Corporation sold 135 shares of common stock at a price of $1,000 per share to its nine organizing directors, totaling $135,000. Upon full subscription of the offering and just prior to the closing, a 100 to 1 stock split will take effect concerning the 135 common shares purchased by the organizers prior to the offering. All share information has been retroactively adjusted to reflect the effect of the 100 to 1 stock split.


NOTE 2 - NOTES PAYABLE TO STOCKHOLDERS

The Corporation borrowed funds from the stockholders for working capital until completion of the public stock offering. The notes are payable upon demand and accrue interest at the prime rate of interest.


NOTE 3 - STOCK OPTIONS

The Corporation's Board of Directors has adopted an Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan. A total of 100,000 common shares are available for grants under the plan. The number of shares may be adjusted by the Board in the event of an increase or decrease in the number of common shares outstanding resulting from dividend payments, stock splits, recapitalization, merger, share exchange acquisition, combination or reclassification.


________________________________________________________________________________

                                 (Continued)

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999

--------------------------------------------------------------------------------


NOTE 3 - STOCK OPTIONS (Continued)

The following types of awards may be granted under the plan to eligible persons: nonqualified stock options, incentive stock options and restricted stock. Under the plan, each nonemployee Director will be granted 2,500 nonqualified options at the time that person first becomes a Director or at the closing of the offering. The initial option grant will vest annually in equal amounts over a three-year term. In addition, each nonemployee Director will receive an annual grant of 1,000 nonqualified options during his tenure on the Board, which will vest immediately. The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant. No options have been granted as of March 31, 2000 (unaudited) and December 31, 1999.

In the event of a change in control of the Corporation, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement.


NOTE 4 - STOCK WARRANTS

The Corporation expects to grant up to an aggregate of 150,000 warrants to the Board of Directors and Executive Officers of the Corporation. The warrants will vest in approximately equal percentages each year over the initial three years of operations. The Corporation expects to account for this stock-based compensation under the provisions of APB No. 25 and as such will disclose the pro forma impact of the grant on net income in accordance with SFAS No. 123.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Bank has entered into one-year employment agreements with its Chief Executive Officer and President, and its Senior Loan Officer and President of the Stark County Division. Each employment agreement will renew automatically for an additional year unless either party furnishes at least sixty days notice to the other of its intent to terminate the agreement. Both individuals will receive an annual base salary of $100,000 and will be eligible for bonuses at the Board's discretion. The agreements also entitle the employees to participate in any formally established stock option, health insurance and other fringe benefit plans for which management personnel are eligible. In the event of a change in control, both parties would receive 2.99 times their annual compensation.


________________________________________________________________________________

                                 (Continued)

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999

--------------------------------------------------------------------------------


NOTE 5 - COMMITMENTS AND CONTINGENCIES (Continued)

The employment agreement with the Chief Executive Officer and President begins and becomes valid when the Bank begins operations. The employment agreement with the Senior Loan Officer and President of the Canton Division commenced October 6, 1999. Should the Bank not open, the contract will pay the Senior Loan Officer and President of the Stark County Division until he finds other employment and will make up for any short fall in salary below $100,000 during the contract term.

The Corporation's headquarters and the Wayne County banking center will be located at 305 West Liberty Street, Wooster, Ohio 44691. The Corporation has entered a fifteen-year lease agreement for the property, with two five-year renewal options, with its owner. The Corporation was required to pay the lessor $5,000 upon execution of the lease, which is nonrefundable and does not apply against any rent payments, as consideration for the lessors not seeking to enforce the provisions of the lease until October 31, 1999 (grace period). The Corporation can extend the grace period until June 15, 2000 by delivering written notices at various interim dates and making nonrefundable extension payments which total $100,000 on or before each extension deadline. Extension payments made will be credited dollar-for-dollar against monthly rent installments. At March 31, 2000 (unaudited) and December 31, 1999, the Corporation has paid the $5,000 nonrefundable lease execution fee and a $25,000 extension payment. The initial rent during the construction period shall be the prime rate plus 1/2% times the construction-financing amount. Following the initial rent, monthly rent for the first five years will be base rent of $4,200 plus an amount equal to the monthly payment to amortize the construction costs, which are estimated to be $550,000 over 180 months, with an interest rate of prime plus 1/2%. The base rent increases every five years by the percentage increase in the Consumer Price Index over the same five-year period. The lease is expected to be accounted for as a capital lease.

The Stark County banking center will be located at 3900 Dressler Road in Canton, Ohio. The Corporation has entered a ten-year lease agreement for the property with two five-year renewal options. Annual rent payments will be $52,500 for the first five years of the lease, with the lease increasing 15% for each renewal term. Additionally, the Company will pay $8,000 annually for the drive-through area for the term of the lease. The lease is expected to be accounted for as an operating lease.

The Corporation also entered a one-year lease beginning January 1, 2000 for temporary facilities four blocks from the permanent site at 132 East Liberty Street, Wooster, Ohio. The temporary site will be used for administrative purposes during the organization of Ohio Legacy Bank. Once the Bank receives its charter, it will also be used as a branch office until the permanent site is completed. Monthly rent will be $1,895. Rent expense for the three months ended March 31, 2000 (unaudited) was $5,685.


________________________________________________________________________________

                                 (Continued)

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                March 31, 2000 (Unaudited) and December 31, 1999

--------------------------------------------------------------------------------


NOTE 5 - COMMITMENTS AND CONTINGENCIES (Continued)

Estimated rental commitments under these leases for their noncancelable periods assuming the payments begin on January 1, 2000, prime rate is 8.5% and the Consumer Price Index increases by 12.25% each five years are as follows:

             Year ending December 31,

                           2000                                            $     200,582
                           2001                                                  177,842
                           2002                                                  177,842
                           2003                                                  177,842
                           2004                                                  177,842
                           Thereafter                                          1,611,683
                                                                           -------------

                               Total                                       $   2,523,633
                                                                           =============

Estimated rental commitments under these leases for their noncancelable periods assuming the payments begin on April 1, 2000 for the headquarters and Stark County Banking Center, prime rate is 9.0% and the Consumer Price Index increases by 12.71% each five years are as follows:

         Year ending March 31, (unaudited)

                           2001                                            $     196,874
                           2002                                                  179,819
                           2003                                                  179,819
                           2004                                                  179,819
                           2005                                                  179,819
                           Thereafter                                          1,635,187
                                                                           -------------

                               Total                                       $   2,551,337
                                                                           =============


NOTE 6 - INCOME TAXES

The tax benefit of $123,345 at March 31, 2000 (unaudited) and $40,339 at December 31, 1999 associated with the net operating loss carryforwards of $362,780 at March 31, 2000 (unaudited) and $118,644 at December 31, 1999, has been offset with a valuation allowance as of March 31, 2000 (unaudited) and December 31, 1999 since the Corporation is in the development stage and has no history of generating taxable income. The net operating loss carryforward generated in 1999 expires December 31, 2019. Any net operating loss carryforward generated in 2000 expires December 31, 2020.


________________________________________________________________________________

                                 (Continued)

                                                                                                                         APPENDIX A

                                                                                                                    OHIO LEGACY CORP
STOCK ORDER FORM &                                                                                                (Ohio Legacy Bank)
CERTIFICATION FORM (ON THE REVERSE SIDE)                                                     Stock Information Center (330) 263-1955

====================================================================================================================================


Deadline: The Subscription Offering ends at 5:00 P.M. EASTERN TIME, August 8, 2000. Your Stock Order Form and Certification
Form, properly executed and with the correct payment, must be received at the address on the bottom of this form by this deadline, or it will be considered void.


------------------------------------------------------------------------------------------------------------------------------------

NUMBER OF SHARES

    (1) Number of Shares          Price Per Share                                                (2) Total Amount Due
                              x      $10.00                                  =                $
----------------------------                                                                  --------------------------

The minimum number of shares that may be subscribed for is 500. The maximum amount any person may purchase is 50,000 shares. Ohio
Legacy Corp. has reserved the right to reject all or any part of any subscription.
------------------------------------------------------------------------------------------------------------------------------------
(3)  METHOD OF PAYMENT                                       PURCHASER INFORMATION
------------------------------------------------------------------------------------------------------------------------------------

                                                             (4) [_] Check here if you are a director, officer or employee of Ohio
 [_] Enclosed is a check, bank draft or money order                  Legacy Bank or a member of such person's immediate family.
     payable to "KEY TRUST COMPANY, TRUST NO. 2020200-0605820"
     in the amount of

     $ _________________.
                                                             (5) If purchasing through a broker/dealer, please list the name,
     (For wire instructions, call (330) 263-1955)                address and phone number below:

 [_] I will have my McDonald Investment Consultant arrange payment from my Brokerage account.
     McDonald Acct. No.___________________

-----------------------------------------------------------
(6) STOCK REGISTRATION - FORM OF STOCK OWNERSHIP             Name:
-----------------------------------------------------------  -----------------------------------------------------------------------
    [_] Individual        [_] Uniform Gift to Minors         Street Address:
                                                             -----------------------------------------------------------------------
    [_] Joint Tenants     [_] Uniform Transfer to Minors     City:
                                                             -----------------------------------------------------------------------
    [_] Tenants in Common [_] Corporation                    State:                               Zip:
                                                             -----------------------------------------------------------------------
    [_] Partnership       [_] Individual Retirement Account  E-Mail Address:
                                                             -----------------------------------------------------------------------
    [_] Fiduciary/Trust (under Agreement Dated ___________)  Phone Number:
                                                             -----------------------------------------------------------------------

IF YOUR SHARES ARE TO BE HELD IN STREET NAME, PLEASE INDICATE ON THE "NAME" LINE BELOW.


------------------------------------------------------------------------------------------------------------------------------------
Name                                                                   Social Security or Tax I.D.
------------------------------------------------------------------------------------------------------------------------------------
Name                                                                   Daytime Telephone
------------------------------------------------------------------------------------------------------------------------------------
Street Address                                                         Evening Telephone
------------------------------------------------------------------------------------------------------------------------------------
City                            State             Zip Code             County of Residence
------------------------------------------------------------------------------------------------------------------------------------

NASD AFFILIATION (This section only applies to those individuals who meet the delineated criteria)

[ ] Check here if you are a member of the National Association of Securities Dealers, Inc. ("NASD"), a person associated with an
NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest. To comply with conditions under which an exemption from the NASD's Interpretation With Respect to Free-Riding and Withholding is available, you agree, if you have checked the NASD affiliation box: (1) not to sell, transfer or hypothecate the shares subscribed for herein for a period of three months following the issuance and (2) to report this subscription in writing to the applicable NASD member within one day of the payment therefor.

------------------------------------------------------------------------------------------------------------------------------------


ACKNOWLEDGMENT By signing below, I acknowledge receipt of the Prospectus dated June 30, 2000. I understand that I may not change or revoke my order once it is received by the Escrow Agent. Under penalties of perjury, I further certify that: (1) the social security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. You must cross out this item, (2) above, if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under- reporting interest or dividends on your tax return. BY SIGNING BELOW, I ALSO ACKNOWLEDGE THAT I HAVE NOT WAIVED ANY RIGHTS
UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.


SIGNATURE   THIS ORDER FORM TOGETHER WITH THE CERTIFICATION  -----------------------------------------------------------------------
FORM MUST BE SIGNED AND DATED. THIS ORDER IS NOT VALID IF    Signature                  Title (if applicable)           Date
THE STOCK ORDER FORM AND CERTIFICATION FORM ARE NOT BOTH
SIGNED. YOUR ORDER WILL BE FILLED IN ACCORDANCE WITH THE     -----------------------------------------------------------------------
PROVISIONS OF THE PROSPECTUS.  When purchasing as a          Signature                  Title (if applicable)           Date
custodian, corporate officer, etc., include your full
title. If you need help completing this Form, you may call   -----------------------------------------------------------------------
(330) 263-1955.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


-----------------------------------------------------------------------
              Date Rec'd ___/___/___   Order #   _________  Batch #           Key Trust Company           Ohio Legacy Corp
OFFICE USE    Check #                  Category  _________                     127 Public Square      Stock Information Center
              Amount $  _____________  Initials  _________                        15th Floor           132 East Liberty Street
-----------------------------------------------------------------------     Cleveland, Ohio 44114        Wooster, Ohio 44691


                               CERTIFICATION FORM
              (This Form Must Accompany A Signed Stock Order Form)

   I ACKNOWLEDGE THAT THE COMMON STOCK WITHOUT PAR VALUE ("COMMON STOCK"), OF OHIO LEGACY CORP (`THE COMPANY") IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY OHIO LEGACY BANK OR BY THE FEDERAL GOVERNMENT.


   I further certify that, before purchasing the Common Stock of the Company, I received a copy of the Prospectus dated June 30, 2000. BY EXECUTING THIS CERTIFICATION FORM, I HAVE NOT WAIVED ANY OF MY RIGHTS UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.


----------------------------------------------------------------      --------------------------------------------------------------
Signature                                                             Signature
----------------------------------------------------------------      --------------------------------------------------------------
(NOTE: IF SHARES ARE TO BE HELD JOINTLY, BOTH PARTIES MUST SIGN)
                                         ----


Date:_________________________________________

            Return This Form To:
                        Key Trust Company
                        127 Public Square
                        15th Floor
                        Cleveland, Ohio  44114

                                OHIO LEGACY CORP
STOCK OWNERSHIP GUIDE
--------------------------------------------------------------------------------
Instructions: See your legal advisor if you are unsure about the correct registration of your stock.

INDIVIDUAL- The shares are to be registered in an individual's name only. You may not list beneficiaries for this ownership.

JOINT TENANTS- Joint tenants with right of survivorship identifies two or more owners. When shares are held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

TENANTS IN COMMON- Tenants in common may also identify two or more owners. When shares are held by tenants in common, upon the death of one co-tenant, ownership of the shares will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

INDIVIDUAL RETIREMENT ACCOUNT- Individual Retirement Account ("IRA") holders may make share purchases from their self-directed IRA's. The administrator or trustee will need to fill out the appropriate forms and return them on a timely basis.

UNIFORM GIFT TO MINORS- For residents of many states, shares may be held in the name of a custodian for the benefit of a minor under the Uniform Transfer to Minors Act. For residents in other states, shares may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either type of ownership, the minor is the actual owner of the shares with the adult custodian being responsible for the investment until the child reaches legal age.

On the first line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" and "Unif Tran Min Act" or "Unif Gift Min Act" after the name. Print the first name, middle initial and last name of the minor on the second "NAME" line. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, shares held by John Doe as custodian for Susan Doe under the Ohio Transfer to Minors Act will be abbreviated John Doe, CUST Susan Doe Unif Tran Min Act. OH. USE THE MINOR'S SOCIAL SECURITY NUMBER. Only one custodian and one minor may be designated.

CORPORATION/PARTNERSHIP- Corporation/Partnerships may purchase shares. Please provide the Corporation/Partnership's legal name and Tax I.D.

FIDUCIARY/TRUST- Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your shares may not be registered in a fiduciary capacity.

Instructions: On the first "NAME" line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "NAME" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "NAME" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated", fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: John D. Smith, Trustee for Thomas A. Smith Trust Under Agreement Dated 06/09/87.

ITEM INSTRUCTION
--------------------------------------------------------------------------------
ITEMS 1 AND 2- Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 PER SHARE. THE MINIMUM PURCHASE IS 500 SHARES. The maximum amount any person may purchase is 50,000 SHARES. Ohio Legacy Corp. has reserved the right to reject all or any part of any subscription.


ITEM 3- Payment for shares may be made by check, bank draft or money order made payable to "KEY TRUST COMPANY, TRUST NO. 2020200-0605820" DO NOT MAIL CASH. Your funds will be returned promptly with interest if the offering is terminated. Payment may also be made by wire transfer to the Escrow Agent.


ITEM 4- Please check this box if you are a director, officer or employee of Ohio Legacy Corp. or a member of such person's immediate family.

ITEM 5- If purchasing through a broker/dealer please list the name, address and phone number in this box.

ITEMS 6- The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Ohio Legacy Corp. common stock. Print the name(s) in which you want the shares registered and the mailing address of the registration. Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", etc.

Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "NAME" line. Be sure to include your telephone number because we will need to contact you if we cannot execute your order as given. Review the Stock Ownership Guide and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.

                                                                      APPENDIX B

                                ESCROW AGREEMENT

         The Agreement is made and entered into as of _______________________, 2000, by and among Key Trust Company, N.A. (the "Escrow Agent"), McDonald Investments, Inc. (the "Sales Agent"), and Ohio Legacy Corp (the "Company").

Recitals
--------

A. The Company proposes to offer for sale to investors through one or more registered broker-dealers up to 1,200,000 shares of common stock and attached warrants (the "Securities") at a price of $10.00 per share (the "Proceeds").

B. The Sales Agent intends to sell the Securities as the Company's agent on a best-efforts part-or-none basis for 900,000 shares and on a best-efforts basis for the remaining Securities in a public offering (the "Offering").

C. The Company and the Sales Agent desire to establish an escrow account in which funds received from subscribers will be deposited pending completion of the escrow period. Key Trust Company, N.A. agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

D. The term Selected Dealer as used herein shall include the Sales Agent and other selected dealers as part of the selling group. All Selected Dealers shall be bound by this Agreement. However, for purposes of communications and directives, the Escrow Agent need only accept those signed by McDonald Investments, Inc.

Agreement
---------

Now therefore, in consideration of the foregoing, it is hereby agreed as follows:

1) Establishment of Escrow Account. On or prior to the date of the commencement of the offering, the parties shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled OLCB Escrow Account. The Selected Dealer will instruct subscribers to make checks for subscriptions payable to the order of the Escrow Agent. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Selected Dealer who submitted the check. Company and/or Sales Agent will be responsible for delivery of all deposits to Escrow Agent's principal office at 127 Public Square, 15th Floor, Cleveland, Ohio 44114.

2) Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

     a) The date upon which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $9,000,000 in deposited funds (the "Minimum"); or

     b) The expiration of 30 days from the date of commencement of the Offering (unless extended as permitted in the offering document for an additional 30 days by mutual written agreement between the Company and the Sales Agent with a copy of such extension to the Escrow Agent); or

     c) The date upon which a determination is made by the Company and the Sales Agent to terminate the offering prior to the sale of the Minimum.

     During the escrow period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

3) Deposits into the Escrow Account. The Selected Dealer agrees to direct subscribers to submit funds directly to the Escrow Agent in the form of wire transfer, check, draft, or money order for deposit in the Escrow Account. If the funds are instead delivered to the Selected Dealer, it shall promptly deliver all monies received from subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account. For each subscriber, the Selected Dealer shall provide a written account of each sale, which account shall set forth, among other things, the subscriber's name and address, the subscriber's Taxpayer Identification Number, the number of securities purchased, and the amount paid therefor. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount".

4) Disbursements from the Escrow Account. In the event the Escrow Agent does not receive the Minimum deposits totaling $9,000,000 prior to the termination of the Escrow Period, the Escrow Agent shall refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to the subscriber, and the Escrow Agent shall notify the Company and the Selected Dealer of its distribution of the funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors. Further, refunds to subscribers shall include each subscriber's pro-rata share of any income earned while the subscriber's funds were on deposit in the Escrow Account. Escrow Agent will not be responsible for tax reporting of any kind.

     In the event the Escrow Agent does receive the Minimum prior to termination of the Escrow Period, in no event will the Escrow Amount be released to the Company until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

     The Minimum may be met by funds that are deposited from the effective date of the offering up to an including the date on which the contingency must be met, i.e., during the Escrow Period. However, the escrow cannot be broken and the offering may not proceed to closing until customer checks have been collected through the normal banking channels in an aggregate amount sufficient to meet the Minimum. The Escrow Agent makes the determination as to when sufficient funds have been deposited and collected to break escrow. If the Minimum is met with checks tendered on the last day of the Escrow Period and, subsequently, such checks fail to clear the banking system, thereby reducing the funds received by the escrow Agent to an amount less than that necessary to meet the Minimum, the offering contingency has not been met. In this event, the Escrow Agent must promptly return all funds to subscribers.

     In this connection, it should also be noted that purchases made after the Escrow Period has terminated, but prior to the date escrow is broken pending clearance of subscribers' funds, may not be subsequently counted to meet the Minimum should checks tendered prior to the termination of the Escrow Period fail to clear the banking system. Further, under Securities and Exchange Commission Rules 15c2-4 and 10b-9, a broker-dealer may not substitute its own good check for the check of a customer that has insufficient funds nor otherwise purchase to satisfy the offering contingency unless the broker-dealer is purchasing for investment prior to the termination of the Escrow Period and the offering document discloses the maximum amount of such potential purchase.

     All disbursements from the Escrow Account will be directed in writing and signed by both the Company and Sales Agent stating that the Minimum threshold amount has been met.

5) Collection Procedure. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

     Any check returned unpaid to the Escrow Agent shall be returned to the Selected Dealer that submitted the check. In such cases, the Escrow Agent will promptly notify the Company of such return.

     If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

     Should any released Escrow funds be found to be uncollectable by Escrow Agent after funds have been released to the Company, the Company will immediately deposit such amount via federal fund with Escrow Agent upon demand. Company shall be responsible in pursuing subscriber regarding the status of its deposit.

6) Investment of Escrow Amount. The Escrow Agent will invest the Escrow Amount in The Victory U.S. Government Select Obligation Money Market Fund issued by the Escrow Agent, as long as the maturity date of the account does not extend beyond the anticipated contingency occurrence date or, if the maturity date does extend beyond the anticipated contingency occurrence, the account can be closed without any dissipation of the offering proceeds invested.

7) Compensation of Escrow Agent. See Escrow Agent's schedule of fees attached as "Exhibit A".

8) Indemnification of the Escrow Agent. The Company and the Sales Agent agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties hereunder, by reason of any litigation arising from the agreement or involving the subject matter hereof of the funds deposited hereunder; provided, however, that such indemnity shall not extend to any of such losses, claims, damages, liabilities and expenses which are so imposed upon or incurred by the Escrow Agent by reason of its own negligence or willful misconduct.

     Notwithstanding any provision contained in this agreement to the contrary, the Escrow Agent, including its officers, directors, employees, and agents, shall:

     a) Have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, subscription agreements, confirmation of sales, or other documents or instruments submitted to it in connection with its duties under this agreement; and

     b) Be entitled to deem the signatories of any documents or instruments to it under this agreement as being those purported to be authorized to sign such documents or instruments on behalf of the parties thereto and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind.

9) Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight delivery service, or mailed first-class mail, postage prepaid to the other parties addressed to the address set forth below or to any other address hereafter designated by the party to whom notice is given.

10) Governing Law. All questions concerning the validity, intention, or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of the State of Ohio.

11) Resignation. The Escrow Agent may resign by mailing written notice to all parties. In the event of any such resignation, the Escrow Agent shall refrain from taking any action with respect to the Escrow Funds until it receives written instructions from all parties to the Escrow Agreement designating a successor Escrow Agent.

12) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument, and any party hereto may execute this agreement by signing any such counterpart.


     OHIO LEGACY CORP
     305 West Liberty Street
     Wooster, OH  44691

     -----------------------------------------------------------
     By: L. Dwight Douce, President and Chief Executive Officer



     McDonald Investments Inc.
     800 Superior Avenue
     Cleveland, Ohio  44114




     -----------------------------------------------------------
     By: Charles R. Crowley, Managing Director




     Key Trust Company, N.A.
     127 Public Square
     Cleveland, Ohio  44114

     By: __________________________________________

     Name:_________________________________________

     Title_________________________________________

                              PART II TO FORM SB-2
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 1701.13(E) of the Ohio Revised Code, Section 29 of Ohio Legacy's Code of Regulations provides that directors and officers of Ohio Legacy may, under certain circumstances, be indemnified against expenses, including attorneys' fees, and from other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 29 also provides that directors and officers may also be indemnified against expenses, including attorneys' fees, incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.


         Ohio Legacy has purchased director and officer liability insurance in the amount of $3 million covering its current executive officers and directors.


RECENT SALES OF UNREGISTERED SECURITIES

         In August 1999, as part of its initial capitalization Ohio Legacy sold 135 common shares at a price of $1,000 per share to its nine (9) organizing directors, totaling $135,000, in an offering exempt from registration under
Section 4(2) of the Securities Act. No underwriters were involved in the sale and no underwriting discounts or commissions were paid.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses of Ohio Legacy in connection with the offering other than underwriting discounts or commissions.

         SEC Registration Fee                           $  5,000
         Legal Fees and Expenses                          75,000
         Accounting Fees and Expenses                     25,000
         Printing and Engraving Expenses                  40,000
         Blue Sky Fees and Expenses                       10,000
         D&O Insurance Premium                            10,000
                                                        --------
              Total                                     $165,000

EXHIBITS

         The information required by this Item 27 is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

                                  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and,

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wooster, State of Ohio on June 29, 2000



                                                              OHIO LEGACY CORP

                                                              By:    /s/ L. Dwight Douce
                                                                  ---------------------------------------
                                                                  L. Dwight Douce,
                                                                  Chief Executive Officer and
                                                                  President
                                                                  (Principal Executive, Financial and
                                                                  Accounting Officer)

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE:                                                    TITLE:


/s/  L. Dwight Douce                                          President, Chief Executive Officer
--------------------------------------------
L. Dwight Douce                                               and Director

/s/  Gregory Long                                             Director
--------------------------------------------
Gregory Long*

/s/  Michael Meenan                                           Director
--------------------------------------------
Michael Meenan*

/s/  Daniel H. Plumly                                         Director
--------------------------------------------
Daniel H. Plumly*

/s/  D. William Allen                                         Director
--------------------------------------------
D. William Allen*

/s/  Robert Belden                                            Director
--------------------------------------------
Robert Belden*

/s/  J. Edward Diamond                                        Director
--------------------------------------------
J. Edward Diamond*

/s/  Thomas Schervish                                         Director
--------------------------------------------
Thomas Schervish*

/s/  Scott Fitzpatrick                                        Director
--------------------------------------------
Scott Fitzpatrick*

* By L. Dwight Douce pursuant to a power of attorney dated May 31, 2000.


                                EXHIBIT INDEX*


Exhibit
     No.   Description
--------   -----------

      1    * Form of  Placement Agent Agreement.

     3.1   * Amended and Restated Articles of Incorporation.

     3.2   * Code of Regulations.

     4.1 * See Pages 1 through 9 of Exhibit 3.1 for provisions defining the rights of the holders of common shares.

     4.2   * Form of Ohio Legacy Corp common share certificate.

     4.3   * Form of Organizer Stock Purchase Warrant.

     4.4   * Form of Public Stock Purchase Warrant.

     5.1   * Opinion of Squire, Sanders & Dempsey L.L.P.

    10.1   * Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan.

    10.2 * Employment Agreement dated November 29, 1999 by and between Ohio Legacy Bank, Ohio Legacy Corp and L. Dwight Douce.

    10.3 * Employment Agreement by and between Ohio Legacy Bank, Ohio Legacy Corp and Steven G. Pettit.

    10.4 * Lease Agreement dated August 24, 1999 by and between Jack K. and Heidi M. Gant and Ohio Legacy Corp.

    10.5 * Lease Agreement dated November 30, 1999 by and between Schoeppner Properties and Ohio Legacy Corp.

    10.6 * Escrow Agreement by and among Key Trust Company, Ohio Legacy Corp, McDonald Investments Inc. and Trident Securities, a division of McDonald Investments Inc.

     21    * List of subsidiaries of Ohio Legacy Corp.


    23.1   * Consent of Squire, Sanders & Dempsey L.L.P. (see Exhibit 5.1).

    23.2   + Consent of Crowe, Chizek and Company L.L.P.

    23.3   * Consent of Young & Associates.

     24    * Power of Attorney.

     27    * Financial Data Schedule.

           Items marked with a + are filed with this Amendment No. 1 to the Registration Statement. Items marked with an asterisk were previously filed and are incorporated by reference.